EXHIBIT 99.1
FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED AND PRO FORMA FINANCIAL INFORMATION
THE GEO GROUP, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Correctional Services Corporation
We have audited the accompanying consolidated balance sheets of Correctional Services Corporation and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Correctional Services Corporation and Subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and consolidated cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Tampa, Florida
March 8, 2005

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$725	$3,755
Restricted cash and cash equivalents	10,905	4,517
Accounts receivable, net	25,986	21,146
Deferred tax asset	2,850	2,200
Prepaid expenses and other current assets	2,140	1,966

Total current assets	42,606	33,584

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET	92,345	71,141
PROPERTY HELD FOR SALE	6,670	6,951

OTHER ASSETS
Long term restricted cash equivalents and investments	34,843	17,777
Deferred tax asset, net	8,631	7,598
Goodwill	679	679
Deferred loan costs, net	11,183	6,637
Other	3,033	2,937

TOTAL ASSETS	$199,990	$147,304

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$817	$498
Accrued liabilities	24,582	18,941
Current portion of capital lease obligations	500	247
Current portion of long term liabilities	5,021	296

Total current liabilities	30,920	19,982

LONG TERM LIABILITIES
Bond and note payable	101,962	57,332
Capital lease obligations	10,598	9,939
Other long-term liabilities	8,095	8,398
Loans payable	302	305

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000 shares authorized, none issued and outstanding	—	—
Common Stock, $.01 par value, 30,000 shares authorized, 11,385 shares issued and 10,167 shares outstanding in 2004 and 11,377 shares issued and 10,159 shares outstanding in 2003	114	114
Additional paid-in capital	82,816	82,803
Accumulated deficit	(31,826)	(28,578)
Treasury stock, at cost	(2,991)	(2,991)

	48,113	51,348

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$199,990	$147,304

The accompanying notes are an integral part of these financial statements.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31,
	2004	2003	2002
Revenues	$133,719	$126,531	$144,502

Facility expenses:
Operating	114,949	112,378	128,784
Startup costs	3,276	378	—

	118,225	112,756	128,784

Contribution from operations	15,494	13,775	15,718

Other operating expenses:
General and administrative	8,452	9,211	9,117
Long-lived asset impairment	1,496	—	—
Loss contract costs	—	—	220
Loss (gain) on disposal of assets	618	(53)	(1,525)

	10,566	9,158	7,812

Operating income	4,928	4,617	7,906
Interest expense, net	4,644	2,203	2,326

Income from continuing operations before income taxes	284	2,414	5,580
Income tax provision	381	1,208	1,086

Income (loss) from continuing operations	(97)	1,206	4,494
Income (loss) from discontinued operations, net of tax (benefit) expense of $(2,016), $82,and $(1,363)	(3,151)	128	(2,131)

Net income (loss)	$(3,248)	$1,334	$2,363

Basic income (loss) per share:
Income per share from continuing operations	$(0.01)	$0.12	$0.44
Income (loss) per share from discontinued operations	(0.31)	0.01	(0.21)

Net income (loss) per share	$(0.32)	$0.13	$0.23

Diluted income (loss) per share:
Income per share from continuing operations	$(0.01)	$0.12	$0.44
Income (loss) per share from discontinued operations	(0.31)	0.01	(0.21)

Net income (loss) per share	$(0.32)	$0.13	$0.23

Number of shares used to compute income (loss) per share:
Basic	10,165	10,157	10,155
Diluted	10,165	10,237	10,195
The accompanying notes are an integral part of these financial statements.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(in thousands)

		Additional
	Common	Paid-in	Accumulated	Treasury
	Stock	Capital	(Deficit)	Stock	Total
Balance at December 31, 2001	$114	$82,797	$(32,275)	$(2,991)	$47,645

Net income	—	—	2,363	—	2,363

Balance at December 31, 2002	114	82,797	(29,912)	(2,991)	50,008

Stock options exercised	—	6	—	—	6

Net income	—	—	1,334	—	1,334

Balance at December 31, 2003	114	82,803	(28,578)	(2,991)	51,348

Stock options exercised	—	13	—	—	13

Net loss	—	—	(3,248)	—	(3,248)

Balance at December 31, 2004	$114	$82,816	$(31,826)	$(2,991)	$48,113

The accompanying notes are an integral part of this financial statement.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net income (loss)	$(3,248)	$1,334	$2,363
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,699	3,410	4,353
Provision for bad debt	512	203	330
Deferred income tax expense (benefit)	(1,683)	1,332	(468)
Restructuring, impairment and loss contract reserves	4,352	(1,544)	1,287
Loss (gain) on disposal of fixed assets, net	618	(58)	(1,526)
Changes in operating assets and liabilities:
Restricted cash	(6,386)	(2,656)	(1,828)
Accounts receivable	(5,353)	3,119	963
Prepaid expenses and other current assets	(174)	(456)	177
Accounts payable and accrued liabilities	5,958	2,406	(2,800)

Net cash provided by operating activities:	295	7,090	2,851

Cash flows from investing activities:
Capital expenditures including use of restricted cash	(28,631)	(41,707)	(2,800)
Proceeds from the sale of property, equipment and leasehold improvements	254	18	24,725
Note proceeds invested in non-current restricted cash	(17,067)	(17,777)	—
Other assets	(214)	915	(461)

Net cash provided by (used in) investing activities:	(45,658)	(58,551)	21,464

Cash flows from financing activities:
Payments on loans payable	(3)	(3)	(17,186)
Proceeds from note payable	43,012	51,344	—
Payments on term note	—	—	(12,000)
Payments on capital lease obligation	(409)	(217)	—
Proceeds (payments) on other long-term obligation	(280)	(241)	8,276
Payment of subordinated debt	—	—	(10)
Stock options exercised	13	6	—

Net cash provided by (used in) financing activities:	42,333	50,889	(20,920)

Net increase (decrease) in cash and cash equivalents	(3,030)	(572)	3,395
Cash and cash equivalents at beginning of period	3,755	4,327	932

Cash and cash equivalents at end of period	$725	$3,755	$4,327

Non-cash investing activities
Property exchanged for a note receivable	$—	$—	$414

Property sold pursuant to a sale-leaseback transaction, recognized as a capital lease	$—	$—	$10,403

Property previously held under the operating lease-financing facility, financed by senior debt credit facility	$—	$—	$13,184

Equipment purchase financed by capital lease	$1,320	$—	$—

Assets written off against restructuring reserve	$—	$—	$2,204

Supplemental disclosures of cash flows information:
Cash paid (refunded) during the period for:
Interest	$5,882	$2,120	$1,286

Income taxes	$297	$103	$(65)

The accompanying notes are an integral part of these financial statements.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Correctional Services Corporation and its subsidiaries (the Company) are organized to privately operate and manage detention and correctional facilities as well as educational, developmental and rehabilitative programs for federal, state and local government agencies.
1.	Principles of Consolidation

The consolidated financial statements as of December 31, 2004 include the accounts of Correctional Services Corporation, its wholly owned subsidiaries (see below), and a variable interest entity: South Texas Detention Complex Local Development Corporation. Pursuant to FIN 46 (revised), the accounts of South Texas Detention Complex Local Development Corporation have been consolidated with the accounts of Correctional Services Corporation and the following wholly owned subsidiaries in these financial statements. The following represents the subsidiaries of the company and the consolidated variable interest entity:
•	Esmor, Inc.

•	CSC Management de Puerto Rico, Inc.

•	Youth Services International Holdings, Inc.

•	Youth Services International Real Property Partnership, LLP

•	FF & E, Inc.

•	Youth Services International, Inc.

•	Youth Services International of Iowa, Inc.

•	Youth Services International of Northern Iowa, Inc.

•	Youth Services International of South Dakota, Inc.

•	Youth Services International of Missouri, Inc.

•	Youth Services International of Central Iowa, Inc.

•	Youth Services International of Texas, Inc.

•	Youth Services International of Illinois, Inc.

•	Youth Services International of Michigan, Inc.

•	CSC of Tacoma LLC

•	South Texas Detention Complex Local Development Corporation (a variable interest entity)
All significant intercompany balances and transactions have been eliminated.

2.	Use of Estimates in Consolidated Financial Statements

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement 123 (revised 2004), Share-Based Payment (Statement 123(R)). Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The cost will be measured based on the fair value of the instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Statement 123(R) replaces statement 123, Accounting for Stock-Based Compensation and supersedes Opinion 25, Accounting for Stock Issued to Employees. As originally issued in 1995, Statement 123 established as preferable the fair-value-based method of accounting for share based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25 as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used. The Company will be required to apply Statement 123(R) as of the first interim reporting period that begins after June 15, 2005, and

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)
the Company plans on using the modified prospective method, effective July 1, 2005. The Company is currently evaluating the impact of Statement 123(R). An illustration of the impact on our net income and earning per share is presented in item 13 “Stock Based Compensation” of this section, assuming, the Company elects to account for its employee stock compensation plans using the fair value based method of accounting defined in SFAS No. 123, using the Black-Scholes methodology. We have not yet determined whether we will use the Black-Scholes method in our adoption of Statement 123(R).

In November 2004, the FASB Emerging Issues Task Force (EITF) released Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations.” To qualify as a discontinued operation, paragraph 42 of Statement 144 requires that the cash flows of the disposed component be eliminated from the operations of the ongoing entity and that the ongoing entity not have any significant continuing involvement in the operations of the disposed component after the disposal transaction. EITF 03-13 provides guidance on how to interpret and apply the criteria in paragraph 42A (elimination of cash flows) and paragraph 42B (no significant continuing involvement) of Statement 144. EITF 03-13 is effective for all periods beginning after December 15, 2004. Previously reported operating results related to disposal transactions initiated within an enterprise’s fiscal year that includes November 30, 2004 (date that the consensus was ratified) may be reclassified to reflect the consensus. The Company does not believe that the adoption of EITF 03-13 will have a significant effect on its financial statements.

4.	Revenue Recognition and Contract Provisions

Facility management revenues are recognized as services are provided based on a net rate per day per inmate or on a fixed monthly rate. Revenues are principally derived pursuant to contracts with federal, state and local government agencies. These contracts generally provide for fixed per diem payments based upon program occupancy. Contract terms with government entities generally range from one to five years in duration and expire at various dates. Most of these contracts are subject to termination for convenience by the governmental entity. Certain contracts are renewable at the option of the customer for up to 20 years.

Certain revenues are accrued based on population levels or other pertinent available data. Subsequent adjustments to revenue are recorded when actual levels are known. Included in accounts receivables at December 31, 2004 and 2003 is approximately $895,000 and $905,000, respectively, of unbilled receivables.

As of March 31, 2004, the Company ceased operation at one of the programs which operated under a contract whereby revenues recognized as reimbursable costs are incurred through a gross maximum price cost reimbursement arrangement. This contract had costs, including indirect costs, subject to audit and adjustment by negotiations with government representatives. Contract revenues subject to audit relating to this contract of approximately $3.9 million, $15.6 million, and $15.8 million have been recorded for the years ended December 31, 2004, 2003 and 2002, respectively, at amounts which are considered to be earned. Subsequent adjustments, if any, resulting from the audit process are recorded when the Company concurs with the adjustments or the final adjustment amount can be reasonably estimated (NOTE R – COMMITMENTS AND CONTINGENCIES).

The Company’s receivables are due principally from federal, state, and local government agencies. Payment terms vary based on the particular institutions. The Company performs periodic evaluations of the collectability of its receivables and does not require collateral on its accounts receivable. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, and the customer’s current ability to pay its obligation to the Company. The Company writes-off accounts receivable when they become uncollectable.

Accounts receivables are presented net of an allowance for doubtful accounts of $946,000 and $617,000 at December 31, 2004 and 2003, respectively. The Company recognized a provision for doubtful accounts of $512,000, $203,000, and $330,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company evaluates the future profitability of its contracts when events suggest that the contract may not be profitable over the remaining term of the contract. The Company measures the estimated future losses as the present value of the estimated net cash flows over the remainder of the contract from the time of measurement.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)
5.	Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash equivalents.

Included in the current portion of restricted cash and cash equivalents at December 31, 2004 is $8.7 million related to amounts payable on the construction of the South Texas Detention Complex, $1.8 million related to amounts payable on the note related to the Northwest Regional Detention Center, and approximately $405,000 in an escrow account set aside as collateral on the Company’s facilities’ maintenance funds. At December 31, 2003 current restricted cash included approximately $400,000 in an escrow account, set aside as collateral on the Company’s facilities’ maintenance funds, and $4.1 million related to amounts payable on the construction of the Northwest Regional Detention Center. Included in long term cash equivalents and investments at December 31, 2004 is $27.6 million related to amount payable on the construction and required debt service reserves of the South Texas Detention Complex, and $6.8 million related to the required debt service reserve on the note of the Northwest Regional Detention Center, and approximately $400,000 in an escrow account set aside as collateral on the Company’s loan payable. At December 31, 2003 long term restricted cash included $17.4 million related to the amount payable on the construction and the required debt service reserves of the Northwest Regional Detention Center, and approximately $400,000 in an escrow accounts set aside as collateral on the Company’s loan payable.

6.	Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are carried at cost. Depreciation of buildings is computed using the straight-line method over twenty and thirty year periods. Depreciation of equipment is computed using the straight-line method over a five-year period. Leasehold improvements are amortized over the shorter of the life of the asset or the applicable lease term. Amortization of certain improvements to managed facilities may exceed the term of the management contract, including renewal options based on management’s estimate of expected contract renewals. For tax purposes accelerated methods of depreciation are utilized. Repairs and maintenance costs are expensed as incurred.

7.	Assets Held Under Capital Leases

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is recognized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the related lease.

8.	Goodwill

Goodwill represents the cost in excess of the net assets of businesses acquired. Prior to January 1, 2002, goodwill was amortized into amortization expense over 10 years using the straight-line method. Beginning January 1, 2002 the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, and accordingly discontinued the amortization of goodwill. Based on the Company’s evaluations of goodwill in accordance with the provisions of SFAS No. 142, there is no impairment associated with goodwill as of January 1, 2002, or during the periods ended December 31, 2002, 2003 or 2004.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)
9.	Accounting for the Impairment of Long-Lived Assets

The Company reviews long-lived assets to be held and used or disposed of for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company uses an estimate of the undiscounted cash flows over the remaining life of its long-lived assets in measuring whether the assets to be held and used will be realizable. An impairment loss is recognized to the extent that the sum of discounted estimated future cash flows (using the Company’s incremental borrowing rate over a period of less than 30 years) that is expected to result from the use of the asset is less than the carrying value. Assets held for sale are recognized at the lower of their carrying value or fair market value less costs to sell, which ever is lower. During the year ended December 31, 2004, the Company recorded and included in discontinued operations impairment charges of $2.9 million associated with the assets of its discontinued Tarkio, Missouri and Canadian, Texas facilities. Included in continuing operations is an impairment charge of $1.5 million associated with the assets of its Colorado, Texas facility. No impairment of assets was recognized during 2003. The Company recognized an impairment of approximately $1.9 million during the year ended December 31, 2002.

10.	Discontinued Operations

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company has recorded the results of operations of components that have either been disposed of or are classified as held for sale under discontinued operations on the income statement. The Company defines components that have been disposed of as facilities not operating under a management agreement where the Company has unilaterally terminated its various contracts with sending agencies or has otherwise ceased operations. In these disposal situations, the Company typically has a significant facility investment or on-going lease obligation. In situations where management agreements with a principal agency are terminated in accordance with the contract provisions, whether or not subject to renewal or proposal, and the Company has no significant facility investment or on-going financial obligation, the results of operations of these facilities continue to be recorded in continuing operations. In the event that a termination of a management agreement involves a significant penalty or where a significant asset is owned or leased, discontinued operations may be reported based on managements assessment of the transaction (see NOTE N – DISCONTINUED OPERATIONS).

11.	Income Taxes

Deferred tax assets and liabilities are recognized as the difference between the book basis and tax basis of assets and liabilities. In providing for allowances for deferred taxes, the Company considers current tax regulations, estimates of future taxable income and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. To calculate the tax provision (benefit) the Company uses an estimated effective tax rate. This rate is based on the federal and state statutory rates as adjusted by various non-deductible items, which may cause the income tax from continuing operations to vary from the statutory rate.

12.	Earnings Per Share

Basic earnings per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding. In the computation of diluted earnings per share, the weighted-average number of common shares outstanding is adjusted, when the effect is not anti-dilutive, for the effect of all common stock equivalents. The average quarterly share price for the period is used in all cases when applying the treasury stock method to potentially dilutive outstanding options.

13.	Stock Based Compensation

The Company follows SFAS No. 123, which establishes a fair value based method of accounting for stock-based employee compensation plans; however, the Company has elected to account for its employee stock compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

Had compensation cost for the Company’s stock option plan been determined on the fair value at the grant dates for stock-based employee compensation arrangements consistent with the method required by SFAS No. 123, the Company’s net income (loss) and net income (loss) per common share would have been the pro forma amounts indicated below (in thousands, except for per share data) (see also NOTE T – STOCK OPTIONS):

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

	Years Ended December 31,
	2004	2003	2002
Net income (loss), as reported	$(3,248)	$1,334	$2,363
Deduct: Total stock-based compensation expense determined under fair value based methods for all awards, net of related tax effects	(82)	(98)	(212)

Pro forma net income (loss)	$(3,330)	$1,236	$2,151

Basic and diluted income (loss) per common share
As reported	$(0.33)	$0.12	$0.21
Pro forma	$(0.33)	$0.12	$0.21
14.	Comprehensive Income

The Company’s comprehensive income (loss) is equivalent to net income (loss) for the years ended December 31, 2004, 2003, and 2002.

15.	Treasury Stock

On October 20, 2000, the Company announced that its Board of Directors had authorized a share repurchase program of up to $10.0 million. The Company repurchased no shares during the years ended December 31, 2004, 2003, or 2002. (see NOTE K – LOANS PAYABLE).

16.	Legal Costs and Settlement Reserve

The Company recognizes legal costs related to the defense or assertion of legal claims when the related services have been rendered. Legal costs that are associated with specific facility operations are recognized in facility operating expenses. Other legal costs are recognized in general and administrative expense.

During 2004, the Company expensed $1.0 million for estimated current and future legal settlements compared to $1.6 million accrued for during 2003. The legal settlement reserve balance is $1.5 million as of December 31, 2004 and December 31, 2003. (see NOTE Q – COMMITMENTS AND CONTINGENCIES)

17.	Start Up Costs

The Company incurs costs as it relates to the start up of new facilities. Such cost are principally comprised of expenses associated with the recruitment, hiring and training of staff, travel of personnel, certain legal costs and other costs incurred after a contract has been awarded. The Company expenses start up costs as they are incurred. Start-up costs are usually incurred through the population ramp up period, but generally within the first three full months of operations. Also, to the extent that other operating expenses exceed revenue during the ramp up period, they are recognized as start up expenses. This is due to the need to incur a significant portion of the facility’s operating expenses while the facility is in the process of attaining full occupancy. The Company recorded start up costs of $3.3 million for year ended December 31, 2004, and $378,000 for year ended December 31, 2003. No start up costs were recorded for year ended December 31, 2002.

18.	Workers’ Compensation Insurance Reserves

The Company maintains insurance policies to indemnify the Company for excessive individual and aggregate workers’ compensation costs. However, these policies include large individual and aggregate deductibles for which the Company is liable. As a result of workers’ compensation risks inherent in the Company’s industry, the Company has incurred significant workers’ compensations costs. The Company estimates its total liability on an undiscounted basis as the total probable ultimate outcome that will be incurred by the Company

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)
and paid to, or on behalf of, the claimant over its life expectancy. The Company bases this estimate upon the advice of its insurer/third party administrator and upon its review of claimant file information maintained by its insurer/third party administrator. While the Company estimates claims reserves based on its probable outcome, the Company has experienced changes in estimated claims during 2004 and 2003, resulting in workers’ compensation costs of approximately $1.2 million and $1.3 million that were not included in its estimated reserves prior to the beginning of those periods. As a result of these changes in estimate and increasing costs in general, the Company has instituted additional safety and back to work programs that it believes will reduce its ultimate costs incurred. As of December 31, 2003 and 2004, the Company recognized $2.8 million for both years of workers’ compensation claims liabilities for claims not yet paid. Under its insurance contracts currently in place, the maximum amount of incurred but unpaid claims for which the Company could be responsible amounts to $10.3 million as of December 31, 2004.

The Company uses input from its insurance carriers, insurance brokers, and third party administrators to develop, monitor, and improve its insurance programs and assess its insurance coverage and costs, safety, incentive, and back to work type programs, and assist with its overall adequacy of the individual and aggregate claim reserves. In 2005, the Company anticipates that it would involve an independent actuary to further assist it, in its ongoing assessment of the adequacy of its insurance coverage and review of its claim history for, among other things, trends, impacts of cost controlling measures, and the sufficiency of its insurance reserves. The results of the actuary’s review, among other things, could suggest that the Company’s reserves require further refinement either an increase or a decrease to the reserve amounts, which would be reflected in 2005’s results of operations as a change in estimate.

19.	Loss Contracts

The Company evaluates the future profitability of its contracts when events suggest that the contract may not be profitable over its remaining term. The Company measures the estimated future losses at the present value of the estimated net cash flows over the remainder of the contract from the time of measurement, with consideration first given to asset impairments as discussed above. For 2004 and 2003, the Company did not recognize any loss contract costs. However, in December 2003 the Company recorded a loss contract recovery of $896,000, which represented an excess of reserve over actual costs, and is included in loss from discontinued operations for 2003. No reserve remained at December 31, 2003.

20.	Reclassifications

Certain amounts in the 2003 and 2002 consolidated financial statements and notes to the consolidated financial statements have been reclassified to conform to the 2004 presentation, including the effects of discontinued operations.
NOTE B — FAIR VALUE OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
1.	Cash and Cash Equivalents and Restricted Cash

The carrying amount reasonably approximates fair value because of the short maturity of those instruments.

2.	Long Term Restricted Cash Equivalents and Investments

The fair value of long term restricted cash equivalents and investments are estimated based on quoted market prices for these or similar investments.

3.	Accounts and Notes Receivable, Accounts Payable and Accrued Expenses

The carrying amount reasonably approximates fair value because of the short-term maturities of these items.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE B — FAIR VALUE OF FINANCIAL INSTRUMENTS — (continued)
4.	Subordinated Promissory Notes and Long-Term Debt

The fair value of the Company’s long-term debt is estimated based upon the quoted market prices for similar issues or on the current rates offered to the Company, for debt of the same remaining maturities.
NOTE C — PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2004	2003
Prepaid insurance	$688	$452
Prepaid real estate taxes	53	70
Prepaid and refundable (payable) income taxes	184	(50)
Prepaid rent – current portion	398	389
Prepaid expenses	579	519

Total prepaid expenses	1,902	1,380
Short term investment	235	181
Other	3	405

	$2,140	$1,966

NOTE D — PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS
Property, equipment and leasehold improvements, at cost, consist of the following (in thousands):

	December 31,
	2004	2003
Buildings and land	$59,385	$24,467
Construction in progress, excluding land	19,986	36,623
Equipment	12,471	7,942
Capital lease assets	11,699	10,403
Leasehold improvements	4,502	10,699

	108,043	90,134
Less accumulated depreciation and amortization	(15,698)	(18,993)

	$92,345	$71,141

Depreciation expense for the years ended December 31, 2004, 2003, and 2002 was approximately $3.0 million, $2.3 million, and $3.0 million, respectively. Amortization expense for the years ended December 31, 2004 and 2003 was $742,000 and $554,000, respectively. There was no amortization expense in 2002.
During December 2002, the Company sold its Florence, Arizona facility to an unrelated not-for-profit entity for approximately $10.4 million. The Company leased back the property under an agreement that is classified as a capital lease and recognized capital lease assets of $10.4 million. The capital lease assets are amortized over the 20-year lease period. Accumulated amortization of the capital lease assets as of December 31, 2004 and 2003 was $1.3 million and $554,000, respectively.
During the twelve months ended December 31, 2004, the Company incurred interest costs of approximately $5.7 million, of which the Company capitalized approximately $1.1 million included in property, equipment, and construction in progress, associated with the construction of the Northwest Regional Detention Center, and South Texas Detention Complex.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE E — PROPERTY HELD FOR SALE
The Company has idle property currently being marketed for sale consisting of the following (in thousands):

	December 31,
	2004	2003
Land and buildings	$6,947	$7,228
Equipment	230	230

	7,177	7,458
Less accumulated depreciation	(507)	(507)

	$6,670	$6,951

Approximately $738,000 of the balance at December 31, 2004 relates to property purchased for development, where those plans have been abandoned, and approximately $5.9 million relates to the building and assets associated with a program formerly operated by the Company, where operations were discontinued effective October 2003.
NOTE F — DEFERRED LOAN COSTS
Deferred loan costs at December 31, 2004 consists of $314,000 of costs associated with the Company’s Credit Agreement (see NOTE K – LOANS PAYABLE), net of amortization of $755,000; $5.1 million of issuance costs associated with the financing of the construction of the Northwest Regional Detention Center, net of amortization of $1.4 million; and $5.8 million of issuance costs associated with the financing of the construction of the South Texas Detention Complex, net of amortization of $223,000. (See NOTE I – RESTRICTED AND CASH NOTE PAYABLE) Amortization of deferred loan costs associated with the Company’s Credit Agreement is included in interest expense. Amortization of deferred loan costs associated with the Northwest Regional Detention Center, and South Texas Detention Complex projects are amortized using the effective interest method and are considered in the weighted average interest rate used to capitalize interest on qualified expenditures. Amortization of deferred loan costs are included in interest expense.
NOTE G — OTHER ASSETS
Other assets consist of the following (in thousands):

	December 31,
	2004	2003
Deposits	$752	$400
Prepaid rent – net of current portion	2,281	2,537

	$3,033	$2,937

NOTE H — ACCRUED LIABILITIES
Accrued liabilities consist of the following (in thousands):

	December 31,
	2004	2003
Accrued expenses	$4,162	$4,291
Accrued construction payable	7,794	3,640
Accrued interest	1,098	482
Accrued medical claims and premiums	894	1,079
Accrued worker’s compensation claims and premiums	2,960	3,147
Accrued payroll	4,142	3,883
Other	3,532	2,419

	$24,582	$18,941

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE I — RESTRICTED CASH EQUIVALENTS AND INVESTMENTS, AND BOND AND NOTE PAYABLE
At December 31, 2004, the Company had $10.9 million in current restricted cash and cash equivalents and $34.8 million in long-term restricted cash equivalents and investments. The balances in those accounts are attributable primarily to amounts held in escrow or in trust on that date in connection with financing arranged by the Company for the 1,020-bed South Texas Detention Complex that the Company is currently developing in Frio County, Texas and the 890-bed Northwest Detention Center in Tacoma, Washington, which the Company completed and opened for operation in April 2004.
South Texas Detention Complex:
On January 26, 2004, the Department of Homeland Security, Immigration and Customs Enforcement (“ICE”) awarded the Company a contract to provide housing for up to 1,020 detainees in a facility to be located in Frio County, Texas, (“Frio County”). In furtherance of that contract, the Company entered into an agreement with Frio County, whereby Frio County created a non-profit, local development corporation pursuant to Chapter 431 Texas Transportation Code. This corporation, South Texas Detention Complex Local Development Corporation (the “Development Corporation”), on September 22, 2004 issued $49.4 million of taxable revenue bonds, net of a $88,000 discount, to finance the construction of the 1,020-bed detention facility (the “South Texas Detention Complex”) in Frio County. The bonds are non-recourse to the Company. The Company is currently developing the South Texas Detention Complex for the Development Corporation. The Development Corporation, as the owner of the South Texas Detention Complex simultaneously entered into an operating agreement with the Company, giving the Company the sole and exclusive right to use, occupy, operate and manage the South Texas Detention Complex for a period of 20 years. The Development Corporation also granted the Company an option to purchase the South Texas Detention Complex for $1.00 upon the bonds being paid in full. The Company has a variable interest in the Development Corporation and it has been consolidated with the accounts of the Company. The proceeds of the bonds, net of the discount, were disbursed into escrow accounts held in trust at the closing as follows:

Issuance cost fund	$6,154
Project fund	35,406
Debt service and other reserves	7,825

$49,385

The proceeds of the bonds in the project fund are being used to construct and equip the South Texas Detention Complex. The total construction costs of the project are expected to be $39.3 million, including $3.9 million, which was funded by the Company in current and prior periods. The Company is required by the bond indenture to fund an additional $1.1 million when the facility is complete. Issuance costs of $5.9 million at December 31, 2004, which are classified as deferred loan costs, are being amortized using the effective interest method over the term of the Bonds. Construction on the facility is expected to be complete by early 2005. The bonds are secured by the facility and payments will be made primarily from the revenues of the ICE contract, which will be used to make the debt service payments on the bonds. The carrying value of the facility at December 31, 2004 is $19.8 million. The effective interest rate on the bonds, including the amortization of the discount and issuance costs, is approximately 6.8% and the bonds mature in February 2016.
Included in non-current restricted cash equivalents and investments as of December 31, 2004 are funds held in trust with respect to the South Texas Detention Complex as follows:

Project fund	$20,287
Debt service and other reserves	7,332

$27,619

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE I — RESTRICTED CASH EQUIVALENTS AND INVESTMENTS, AND BOND AND NOTE PAYABLE — (continued)
Following are the annual maturities of the bonds payable:

2005	$—
2006	—
2007	4,130
2008	4,260
2009	4,405
Thereafter	36,680

Total	49,475
Less Discount	(87)

$49,388

Northwest Regional Detention Center
On June 30, 2003 the company arranged financing for the construction of the Northwest Regional Detention Center in Tacoma, Washington (the “Northwest Regional Detention Center”), which the Company completed and opened for operation in April 2004. In connection with this financing, CSC of Tacoma LLC, a wholly owned subsidiary of the Company, issued a $57.2 million note payable, net of a $175,000 discount, to the Washington Economic Development Finance Authority (“WEDFA”), an instrumentality of the State of Washington, which issued revenue bonds and subsequently loaned the proceeds of the bond issuance to CSC of Tacoma LLC for the purposes of constructing the Northwest Regional Detention Center. The bonds are non-recourse to the Company and the loan from WEDFA to CSC of Tacoma, LLC is non-recourse to the Company. The proceeds of the loan were disbursed into escrow accounts held in trust to be used to pay the issuance costs for the revenue bonds, to construct the Northwest Regional Detention Center and to establish debt service and other reserves. At December 31, 2004, $1.8 million of the proceeds is included in current restricted cash and $6.9 million of the proceeds is included in non-current restricted cash.
Included in non-current restricted cash equivalents and investments is $6.8 million as of December 31, 2004 as funds held in trust with respect to the Northwest Regional Detention Center for debt service and other reserves.
Following are the annual maturities of the note payable (in thousands):

2005	4,705
2006	4,905
2007	5,130
2008	5,390
2009	5,680
Thereafter	31,605

Total	57,415
Less Discount	(136)

$57,279

The non-current restricted cash as of December 31, 2004 with respect to both facilities are as follows:

Construction fund reserve.	$20,287
Debt service and other reserves	14,156

$34,443

NOTE J — LONG-LIVED ASSET IMPAIRMENTS
During the year ended December 31, 2004, the Company approved plans to discontinue operations at its Canadian, Texas, and its Tarkio, Missouri, facilities. (see NOTE N – DISCONTINUED OPERATIONS”) As part of discontinued operations, the Company recognized an impairment of $2.9 million on the net assets associated with these facilities. The Company also recorded an impairment of $1.5 million for the assets of its Colorado County facility in Texas. The impairment charge and results of operations for this facility are included in continuing operations. The Company incurred no impairment charge for the year ended December 31, 2003, but did recognize an impairment of $1.9 million

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE J — LONG-LIVED ASSET IMPAIRMENTS — (continued)
associated with the assets of the Keweenaw, Michigan facility during the year ended December 31, 2002. The Company also discontinued the operations at its Newport News, Virginia facility during year ended December 2003, however, this facility’s assets are currently being marketed for sale, and the Company does not anticipate a loss on the future sale. The assets have a book value of $5.9 million and are classified under assets held for sale. Following are the impairment charges included in discontinued operations by facility (in thousands).

	Years ending December 31,
	2004	2003	2002
Canadian	$1,393	$—	$—
Tarkio Academy	1,463	—	—
Keweenaw	—	—	1,926

	$2,856	$—	$1,926

NOTE K — LOANS PAYABLE
Loans payable consists of the following (in thousands):

	December 31,
	2004	2003
Revolving line of credit maturing September 25, 2005. Interest payable at LIBOR plus 4.00% or prime plus 2.00% and is payable monthly.	—	—
Note payable due in semi-annual installments of $17,083, which includes principal plus interest at 10% per annum, due in full October 2006, collateralized by restricted cash in the amount of $399,000 at December 31, 2003.	305	309

	305	309
Less current portion	(3)	(4)

	$302	$305

In October 2002, the Company entered into a new long-term financing agreement with GE Capital (“Credit Agreement”), which has been amended various times since inception. The Credit Agreement is subject to compliance with various financial covenants based on a minimum net worth, minimum monthly cash flow requirements, EBITDA requirements, and borrowing base criteria. The Company is in compliance with, or received waivers for, all covenants as of December 31, 2004. Additionally, the Credit Agreement prohibits the payment of any dividends. In association with the Credit Agreement, the Company incurred $995,000 in loan fees, which are being amortized as interest expense over the term of the Credit Agreement. The Credit Agreement is secured by all of the assets of the Company, except real property, and consists of a $19 million revolving line of credit accrues interest at the lesser of LIBOR plus 4.0%, or prime plus 2.0%. The Company also incurs a monthly fee based on 0.5% of its unused line of credit, with an annual fee of $75,000. The line of credit is used primarily to fund the working capital requirements of the Company. As of December 31, 2004, there is no outstanding balance under this revolving line of credit and approximately $7.0 million in borrowing availability. The credit agreement matures on September 25, 2005. The Company expects to enter into a new long-term financing agreement under similar terms and conditions; however, there can be no assurances that the Company will be successful in obtaining this new agreement.
NOTE L — CAPITAL LEASE OBLIGATION AND DEFERRED GAIN
In December 2002, the Company sold its Florence, Arizona facility to an unrelated not-for-profit entity for approximately $10.4 million. The Company leases back the property under a non-recourse agreement that is classified as a capital lease, with a term of twenty years. The $692,000 gain on the sale is being deferred and recognized ratably over the life of the lease, and is included in other long-term liabilities in the financial statements. Under the sale-leaseback transaction discussed above, the underlying financing was provided by a municipal bond issuance with the proceeds loaned to the not-for-profit entity. As a result, cash otherwise due to the Company under its contract with the

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE L — CAPITAL LEASE OBLIGATION AND DEFERRED GAIN — (continued)
state is first used to pay bond debt service and other costs. Therefore, while the Company recognizes revenue for the full amount under its contract, a portion of the associated cash is not received by the Company and is treated as a reduction in its capital lease obligation and interest expense.
The Company also recorded a capital lease of $1.3 million, during 2004, related to business copier equipment.
Future minimum capital lease payments are as follows (in thousands):

Years ending December 31,
2005	1,394
2006	1,391
2007	1,392
2008	1,392
2009	1,140
Thereafter	13,725

Total lease payments	20,434
Less imputed interest at 7.9%	(9,336)

11,098
Less current portion	(500)

$10,598

NOTE M — OTHER LONG TERM OBLIGATIONS
On July 31, 2002, the Company entered into a transaction with an unrelated not-for-profit entity with respect to the Company’s Phoenix, Arizona facility and received approximately $8.5 million from the issuance of tax-exempt contract revenue bonds, issued by the Industrial Development Authority of Maricopa County, Arizona. The bondholders have a security interest in the facility. The bonds will be paid exclusively from revenue generated by the facility, and are non-recourse to the Company. The Company used the proceeds to reduce the balance of its revolving line of credit facility. In conjunction with the transaction, the State of Arizona has an option to purchase the facility for an initial purchase price of $8.5 million. The State’s option price will decline over time. In the event that the State exercises its option, there may be a shortfall between the proceeds of the sale and the funds needed to redeem the bonds. The Company has provided to the bondholders a letter of credit, secured by a certificate of deposit, which would be utilized to fund the aforementioned shortfall, if any. The letter of credit has an initial balance of $1.4 million and decreases over time as the calculated difference between the sale proceeds that would be due from the State and the unpaid principal balance of the bonds narrows. After 2010, the sale proceeds from the State would be sufficient to satisfy the redemption requirement. The Company will continue to operate the facility under a management agreement through 2012, subject to two five-year renewal options, exercisable by the State. Due to the Company’s continuing involvement in the operation of the facility, and its partial guarantee of the redemption proceeds by virtue of the letter of credit, the Company has not recorded the transaction as a sale in accordance with SFAS No. 66, Accounting for Sales of Real Estate and SFAS No. 98 Accounting for Leases. On the date of the transaction, the book value of the facility in the amount of $8.7 million and accumulated depreciation of $2.1 million continued to be reflected in the Company’s financial statements. The Company has also recorded a long-term obligation initially equal to the net proceeds from the transaction in the amount of $8.4 million. Upon the earliest occurrence of either 1) the State exercising its purchase option, 2) the expiration or termination of the Company’s management agreement with the State or 3) when conditions exist such that the transaction is deemed to have been a sale in accordance with the generally accepted accounting principles, as discussed above, the sales transaction will be reflected in the financial statements and a gain of approximately $1.9 million will be recorded.
During December 2002, the Company sold its Florence, Arizona facility to an unrelated not for profit entity for approximately $10.4 million, as discussed above. The Company leases back the property under a non recourse agreement that is classified as a capital lease, with a term of twenty years (see NOTE L – CAPITAL LEASE OBLIGATION AND DEFERRED GAIN). The $692,000 gain on the sale is being deferred and recognized ratably over the life of the lease, and is included in other long-term liabilities in the financial statements.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE M — OTHER LONG TERM OBLIGATIONS — (continued)
At December 31, 2004 aggregate maturities of other long-term obligations are as follows (in thousands):

Years ending December 31,
2005	303
2006	324
2007	346
2008	370
2009	397
Thereafter	6,668

Total	8,408
Less current portion	(313)

Total	$8,095

NOTE N — DISCONTINUED OPERATIONS
During the year ended December 31, 2004 the Company discontinued its operations at its Canadian, Texas, and Tarkio, Missouri facilities. During the year ended December 31, 2003, the Company discontinued operations at its Newport News, Virginia and Keweenaw, Michigan facilities. The Company has disclosed the results of operations of these facilities under discontinued operations for the years ended December 31, 2004, 2003, and 2002. These facilities also had assets that were impaired. Also, see NOTE J – RESTRUCTURING, IMPAIRMENT AND LOSS CONTRACT RESERVES.
Following is the revenue, impairment, and pre-tax loss included in discontinued operations:

	Years ending December 31,
	2004	2003	2002
Revenue:
Canadian	$860	$2,441	$2,265
Tarkio	3,201	6,787	7,799
Keweenaw	76	2,249	2,334
Newport News	—	2,248	3,508

	$4,137	$13,725	$15,906

	Years ending December 31,
	2004	2003	2002
Asset impairment:
Canadian	$1,393	$—	$—
Tarkio	1,463	—	—
Keweenaw	—	—	1,926

	$2,856	$—	$1,926

	Years ending December 31,
	2004	2003	2002
Pre-tax income (loss):
Canadian	$(1,987)	$116	$(112)
Tarkio	(2,376)	290	682
Keweenaw	(357)	740	(3,974)
Newport News	(447)	(936)	(90)

	$(5,167)	$210	$(3,494)

NOTE O — RENTAL AGREEMENTS
The Company has operating leases for certain facilities and certain machinery and equipment which expire at various dates. Substantially all the facility leases provide for payment by the Company of all property taxes and insurance.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE O — RENTAL AGREEMENTS — (continued)
Future minimum rental commitments under both cancelable and non-cancelable leases as of December 31, 2004 are as follows (in thousands):

		Related
Year ending December 31,	Total	Companies
2005	$2,871	$780
2006	2,635	780
2007	2,064	780
2008	1,876	780
2009	1,675	780
Thereafter	2,355	—

	$13,476	$3,900

The Company leases a facility from a related party. The President, director, and a stockholder of the Company own less than 55% of the related party. The lease commenced January 1, 1994 and expires December 31, 2008. The Company has a five-year renewal option, beginning January 1, 2009. In addition to the base rent, the Company pays taxes, insurance, repairs and maintenance on this facility. The Company paid $780,000 in rent payments for the year ended December 31, 2004, and $480,000 for years 2003 and 2002.
Rental expense of operating leases and machinery and equipment for the years ended December 31, 2004, 2003, and 2002, aggregated $3.9 million, $3.6 million, and $5.1 million, respectively.
NOTE P — INCOME TAXES
The income tax expense (benefit) consists of the following (in thousands):

	Years Ended December 31,
	2004	2003	2002
Current:
Federal	$—	$—	$—
State and local	48	(42)	191
Deferred:
Federal, state, and local	(1,683)	1,332	(468)

	$(1,635)	$1,290	$(277)

The current provision in 2004 and 2002 is included in continuing operations. The current benefit in 2003 is included in discontinued operations.
The following is a reconciliation of the federal income tax rate and the effective tax rate as a percentage of pre-tax income (loss):

	Years Ended December 31,
	2004	2003	2002
Statutory federal rate	34.0%	34.0%	34.0%
State taxes, net of federal tax benefit	3.8	6.5	5.6
Non-deductible items	(2.7)	9.7	4.9
Valuation allowance and reconciliation.	—	(1.1)	(53.5)
Other	(1.6)	0.1	(4.3)

	33.5%	49.2%	(13.3)%

At December 31, 2004, the Company had net operating loss carryforwards of approximately $13.2 million, $39.4 million and $5.7 million for federal, state, and foreign income tax purposes, respectively, that expire in periods beginning in 2007 through 2022. At December 31, 2004, the Company also had an Alternative Minimum Tax (AMT) credit of approximately $432,000, which does not expire.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE P — INCOME TAXES — (continued)
A portion of the net operating loss carryforwards are subject to IRS Section 382 limitations and other limitations, which limit the utilization of the federal and state net operating loss carryforwards in any given year. Realization of the portion of the deferred tax asset resulting from the Company’s net operating loss carryforward in certain states is not considered more likely than not. Accordingly, a valuation allowance has been established for the full amount of those deferred tax assets. The Company, after considering its pattern of profitability, its taxable income during the previous three years, and its anticipated future taxable income forecasted in the next five years, believes it is more likely than not that the remaining deferred tax assets will be realized.
During December 2002, the Company recognized a $1.4 million decrease in its deferred tax asset valuation allowance principally associated with the expected exiting of Puerto Rico operations and related tax attributes of intercompany loans and investments. Deferred income taxes reflect the tax effected impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.
The components of the Company’s deferred tax assets are summarized as follows (in thousands):

	December 31,
	2004	2003
Restructuring and impairment	$665	$1,097
Vacation accrual	283	438
Accrued expenses	2,485	2,226
Basis difference of fixed assets.	457	1,278
Net operating loss carryforwards.	8,191	5,270
Alternative minimum tax credit	432	414
Other	1,013	1,120

	13,526	11,843
Valuation allowance	(2,045)	(2,045)

	$11,481	$9,798

The current portion of net deferred tax assets at December 31, 2004 and 2003 of $2.9 million and $2.2 million respectively, represent the amount expected to be realized during the following 12 months.
NOTE Q — COMMITMENTS AND CONTINGENCIES
1.	Legal Matters

The nature of the Company’s business results in numerous claims against the Company for damages allegedly arising from the conduct of its employees and others. The Company believes that most of these claims and suits lack legal merit and/or that the Company has meritorious defenses to the claims, and vigorously defends against these types of actions. The Company also has procured liability insurance to protect the Company against most of the types of claims that reasonably could be expected to be asserted against the Company based upon the Company’s past experience and an assessment of the risks of the Company’s business, including worker’s compensation, employment-related, negligence and other types of tort and civil rights claims and suits.

The Company believes, based upon the Company’s past experience, that, except as noted below, the insurance coverage maintained by the Company for the claims and suits currently pending against the Company or which reasonably can be expected to be asserted against the Company, should be adequate to protect the Company from any material exposure in any given matter, even if the outcome of the matter is unfavorable to the Company. However, the dollar amount of certain of the claims currently pending against the Company exceed the amount of insurance coverage available to the Company, and, therefore, if the Company is unsuccessful in defending against such claims, the insurance coverage available to the Company may not be sufficient to satisfy those claims, and such a result could have a material adverse effect on the Company’s results of operations, financial condition and liquidity. In addition, if all, or a substantial number of, the claims and suits currently pending against the Company are resolved unfavorably to the Company, the insurance coverage available to the Company may not be sufficient to satisfy all such claims, and such a result could have a material adverse effect on the Company’s results of operations, financial condition and liquidity. Notwithstanding the foregoing, however, the Company currently believes that no material adverse effect on its financial condition, liquidity or results of operations will result from the outcome of any of the claims and suits currently pending against the Company.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE Q — COMMITMENTS AND CONTINGENCIES — (continued)
1.	Alexander, Rickey, et al. v. Correctional Services Corporation, Unidentified CSC Employees, Knyvette Reyes, R.N., Dr. Samuel Lee, D.O., & Tony Schaffer, Esq. , in the 236 th Judicial District Court, Tarrant County, Cause No. 236-187481-01.
In September, 2003, following a trial related to the death of a trainee in the boot camp program at the Tarrant County Community Correctional Center, which was being operated by the Company at the time of the trainee’s death, a Tarrant County, Texas trial court entered a judgment against the Company for a total of $37.5 million in compensatory damages and $750,000 in punitive damages. The Company has filed a notice of appeal in this case, notifying the trial court of its intention to appeal the judgment to the Second Court of Appeals of Texas. The Company had originally expected to file its initial brief in this appeal during the first half of 2004; however, due to delays attributable solely to the failure of the court reporter to file certified copies of the transcript from the trial with the appellate court, the Company was unable to prepare and file its initial brief for the appeal at that time. In addition, in November, 2004, the co-defendant in this case, Knyvette Reyes, who was employed by the Company as a nurse at the facility, filed a petition for personal bankruptcy, which placed an automatic stay on all further proceedings in this case. Accordingly, the Company has been unable to file its brief in support of its appeal. In light of this development, the Company is currently evaluating the options available to it in order to pursue its appeal notwithstanding the bankruptcy filing by the co-defendant. Accordingly, at this time, it is not possible to provide any estimate as to when this matter will be resolved and when the Second Court of Appeals will hear the Company’s appeal. Nevertheless, based upon the advice of defense counsel, the Company believes that there is substantial likelihood that, on appeal, the Company will obtain relief from the judgment entered against it by the trial court.

In the meantime, on or about December 28, 2003, the Company’s general liability insurance carrier posted with the trial court bonds in the aggregate amount of $25 million in order to secure the judgment pending the outcome of the Company’s appeal. (Although the judgment in this case exceeds $25 million, Texas law required that only $25 million in bonds be posted in this case in order to secure the judgment.) Consequently, the plaintiffs are precluded by Texas law from executing upon the judgment pending the outcome of the appeal.

The primary general and excess liability insurance policies of the Company in effect at the time of the trainee’s death provided $35 million of coverage, which, less amounts paid on other claims under the policies, should be available for these purposes. (As of the date hereof, a total of $415,000 has been paid by the Company’s insurers on other claims covered by the applicable policies.) However, as previously announced by the Company, Northland Insurance Company, the Company’s primary general liability insurance carrier at the time of the death of the trainee, filed a declaratory judgment action in federal court against the Company seeking to disclaim any obligation to defend or indemnify the Company or its former employee with respect to this case. On July 28, 2004, the federal district court in which this action had been filed denied Northland’s motion for summary judgment in its action, and entered a memorandum order in the case which contained an explicit finding by the court that the Company’s insurers were obligated to defend and indemnify the Company and its employees against the claims made in this case. In light of this ruling, the Company recently has filed a petition with the Court seeking a final judgment from the Court that Northland and the Company’s excess liability insurance carrier are obligated to indemnify the Company against the judgment entered against it in the underlying suit and to pay on behalf of the Company all pre-judgment and post-judgment interest that has or will accrue on the amounts awarded in the judgment. This petition is currently pending with the Court. The Company believes, based upon the advice of its counsel, that the Court will enter a final judgment in this case that hold that Northland and the Company’s excess liability insurance carrier are obligated to indemnify the Company to the extent of their respective policy limits against the judgment in the underlying suit and to pay on behalf of the Company, in addition to its policy limits, all pre-judgment and post-judgment interest that has or will accrue on the amounts awarded in the judgment.

Nevertheless, because the amount of the judgment in this case exceeds the total amount of insurance available to the Company by approximately $2.5 million, the Company has an uninsured exposure in this case of approximately $2.5 million. However, based upon the advice of counsel, the Company at this time does not believe that the ultimate settlement or final judgment in this case will exceed the amount of the bonds posted to secure the judgment or that it is probable that the Company will incur any material loss in this case.

Accordingly, no loss has been recognized in connection with this litigation. The Company will continue to assess this matter with its legal counsel in accordance with SFAS No. 5, Accounting for Contingencies, and, if and when deemed appropriate, will reflect the potential impact of the case on its financial statements.

The Company also notes that, because it maintained the primary and excess liability policies that provide coverage for the foregoing case on an “occurrence” basis, to the extent that the Company’s insurers make any payments to the plaintiffs in the foregoing case under the policies, such payments will serve to reduce the amount of insurance coverage available to the Company for other claims made against the Company that are covered by the same policies. Likewise, to the extent that the Company’s insurers make any payments to any other plaintiffs or claimants in order to settle any other claims covered under these policies, such payments will serve to reduce the amount of insurance coverage available to the Company for the settlement of or payment of the judgment in the Alexander case described above. As noted above, as of the date hereof, a total of $415,000 has been paid by the Company’s insurers on other claims covered by the applicable policies.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE Q — COMMITMENTS AND CONTINGENCIES — (continued)
At present, there is currently only one lawsuit pending against the Company that relates to an “occurrence” that occurred during the policy period covered by these policies, which is described below:
•	Layman, Ryan v. Jennifer Burkley, Youth Services International, Inc., The State of Nevada, Department of Human Resources, Division of Child and Family Services, Roes I – X, Does I – X , Case No. CV-S-03-0086-KJD-LRL, in the United States District Court for the District of Nevada.
The Plaintiff in this case is a former resident of the Summit View Youth Correctional Facility (which was formerly operated by the Company) who has brought civil rights, intentional infliction of emotional distress, assault and battery and negligence claims against the Company arising out of allegations that, between November, 2000 and January, 2001, the Plaintiff was “subjected to repeated sexual assaults” by co-Defendant Jennifer Burkley, a former employee of the Company. Plaintiff alleges that the alleged encounters with co-defendant Burkley were the cause of his current mental and psychological problems and seeks compensatory damages in the amount of $2,000,000 and unspecified punitive damages. The Company has not disputed that co-Defendant Burkley engaged in sexual activities with the Plaintiff while he was incarcerated at the Summit View Correctional Facility, but has denied the Plaintiff was “sexually assaulted” and that the Company has any liability for these activities. The Company also has asserted that none of the alleged sexual encounters with co-defendant Burkley were the proximate cause of his mental and psychological problems. The State of Nevada has been dismissed from this case on governmental immunity grounds. The Company is not providing a defense to co-defendant Burkley and Burkley has not sought coverage or a defense from the Company or its insurance carrier.

At the conclusion of discovery in this case, the Company filed a motion to exclude the purported “expert” testimony proffered by the Plaintiff to support his claims that the Company’s or Burkley’s actions were the proximate cause of the Plaintiff’s alleged damages under the above-referenced theories of liability, and also filed a motion for summary judgment on all claims asserted in this case. On January 24, 2005, the District Court entered an order that granted the Company’s motion to exclude the purported expert’s testimony and an order that granted summary judgment to the Company on the civil rights, intentional infliction of emotional distress and negligence claims that had been asserted against the Company, but that denied the Company’s motion with respect to the assault and battery claims. Accordingly, the assault and battery claim is the only claim remaining in this case and defense counsel is preparing this claim for trial.

The basis of the Court’s decision to grant summary judgment to the Company on the civil rights, intentional infliction of emotional distress and negligence claims was that, in light of the exclusion of the proffered expert’s testimony, the Plaintiff did not develop sufficient facts to support his claims that the Company’s or Burkley’s actions or inaction were the proximate cause of the Plaintiff’s alleged damages under these theories. The Court did not address any of the Company’s other arguments for summary judgment on these claims in its decision to grant summary judgment, finding that the lack of evidence to support proximate causation was fatal to each of these causes of action, which obviated the need to address these alternative grounds. In the Company’s summary judgment motion on the assault and battery claim, the Company argued that the Plaintiff consented to each of the alleged sexual encounters with Burkley and that, in any event, Burkley was acting outside the course and scope of her employment in engaging in the alleged encounters with Plaintiff. The basis of the Court’s decision to deny the Company’s motion for summary judgment on the assault and battery claims was that, in light of the testimony developed during discovery, the Plaintiff is entitled to have a jury determine whether he actually consented to the sexual encounters with co-defendant Burkley and whether Burkley was acting within the scope of her employment when she engaged in the sexual encounters with Plaintiff.

Nevertheless, in light of the facts that (a) the assault and battery claim is the only claim remaining in this case; (b) the District Court’s recent order prohibits the Plaintiff from presenting at trial any expert testimony to support his claims that his current mental and psychological problems resulted from his encounters with Burkley; and (c) Plaintiff did not suffer any physical injuries as a result of the alleged encounters, the Company does not believe that is probable that the Company will incur any material loss in connection with this case, and therefore, no loss has been recognized in connection with this litigation. However, as noted above, if, and to the extent that, the Company’s liability insurers make any payments to the plaintiff in this case for settlement or otherwise, the amount of any such payment will reduce the amount of insurance coverage available to the Company for the settlement of or payment of the judgment in the Alexander case described above.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE Q — COMMITMENTS AND CONTINGENCIES — (continued)
2.	Jama, Hawa Abdi, et al. v. Esmor Correctional Services, Inc., et al., Case No. 973093 in the United States District Court for the District of New Jersey.
The Jama case was initiated in July 1997 by group of former detainees in the INS Detention Center that the Company formerly operated in Elizabeth, New Jersey. The suit asserts that the Company is liable for personal injuries and property damage allegedly caused by the negligent and intentional acts of the Company, certain of the current and former officers of the Company and a number of former employees of the Company who served as guards at the detention facility. The Complaint filed in this case asserts numerous legal theories. No monetary damages have been stated. The Plaintiffs in this case are represented by the Rutgers University Law School Constitutional Law Clinic. The Company believes that it has meritorious legal and factual defenses to the claims asserted by the plaintiffs in this case, and is vigorously pursuing its defense of those claims.

This case is currently in the latter stages of discovery. During the course of discovery, the trial court has dismissed and/or granted summary judgment to the Company on a number of the claims initially asserted by the plaintiffs in this case. Accordingly, at the present time, the Company’s defense counsel is preparing the remaining claims for trial. The Company also has filed an interlocutory appeal from the District Court asserting that the District Court erred in ruling that the nine (9) remaining plaintiffs properly opt-out of the Brown, Samson class action, discussed below. This appeal is currently pending before the Third Circuit Court of Appeals. (As discussed below, the District Court approved a settlement in the Brown, Samson class action on February 17, 2005.) In any event, the Company believes that it should have more than adequate insurance coverage available to it to cover any adverse outcome in this case. Therefore, at this time, the Company does not believe that it is probable that the Company will incur any material loss in connection with this case, and therefore, no loss has been recognized in connection with this litigation.
3.	City of Tallulah v. Trans-American Development Assoc. and Correctional Services Corporation, 6th Judicial District Court Madison Parish, LA, Case No. 2001 000146.
In June, 2001, the City of Tallulah filed suit against Trans-American Development Assoc. & Correctional Services Corporation, alleging that either or both parties are obligated to continue to pay to the City an annual “management fee” of $150,000 related to the Tallulah Correctional Center for Youth, despite the fact that neither party is currently operating the facility. The Complaint filed by the City in this matter does not specify the amount of damages that the City is seeking, but, based on the theory outlined in the City’s complaint, the Company has estimated that the City likely will seek approximately $3,250,000 in this case. The Company believes that the City’s case against the Company is wholly without merit and is vigorously defending against this claim. However, in light of the fact that this matter is not covered by any form of insurance available to the Company, and given the inherent uncertainties associated with litigation, no assurance can be given that this litigation will be resolved favorably to the Company.
4.	Scianetti, Adorno, Womble and Johnson v. Correctional Services Corporation, Case. No. 01 CV 9170 in the United States District Court for the Southern District of New York.
This suit was served upon the Company in November, 2001 by four (4) female former residents of the LeMarquis Community Correctional Center that the Company formerly operated in New York, each of whom alleges that Miguel Corriera, who was formerly employed by the Company as a “prisoner advocate” at LeMarquis, sexually assaulted and battered them while they were housed at LeMarquis. Plaintiff Johnson further alleges that Mr. Corriera raped her while she was housed at LeMarquis. Each Plaintiff asserted causes of action for negligence against the Company. Each Plaintiff sought $50,000,000 in compensatory damages from the Company. In 2003, the Company’s general liability insurance carrier settled the claims of Plaintiffs Scianetti and Adorno for a total of $25,000, leaving only the claims of Plaintiffs Womble and Johnson remaining in the suit. The Company believes that it has meritorious defenses to the claims made by the remaining plaintiffs in this case and is vigorously pursuing its defenses to those claims. However, given the inherent uncertainties associated with litigation and the fact that the damages sought by the plaintiffs in this case substantially exceeds the amount of insurance coverage available to the Company, no assurance can be given that the outcome of this litigation will not have a materially adverse effect on the Company. A trial on the remaining Plaintiffs’ claims commenced on February 7, 2005, but, the next day, the trial judge had a family emergency and declared a mistrial. The Court has not yet set a new date for the trial of this case.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE Q — COMMITMENTS AND CONTINGENCIES — (continued)
5.	Brown, Samson, et al., v. Esmor Correctional Services, Inc., Esmor, Inc., Esmor New York State Correctional Facilities, Inc., Esmor Management, Inc., Esmor Manhattan, Inc, Esmor Brooklyn, Inc., Esmor New Jersey, Inc., James Slattery and Aaron Speisman, Superior Court of the State of New York, No. 8654/96; removed to US District Court for the Southern District of New York; transferred to the US District Court for the District of New Jersey

As noted above in Item 1, on February 17, 2005, the United States District Court for the District of New Jersey approved preliminarily the terms of a settlement negotiated by the Company’s liability insurance carrier and the plaintiffs’ counsel with respect to this matter. This suit was filed in March 1996 in the Supreme Court of the State of New York, County of Bronx by several former detainees in the INS Detention Center that the Company formerly operated for the INS in Elizabeth, New Jersey, on behalf of themselves and others similarly situated, in which the plaintiffs in the suit claimed $500,000,000 in compensatory and punitive damages on a variety of legal theories. This suit was removed to the United States District Court, Southern District of New York, in April 1996, and subsequently transferred to the United States District Court for the District of New Jersey. The plaintiffs in this case obtained certification from the Court to try their case as a class action on behalf of themselves and all other persons who were detained in the Elizabeth INS Detention Center while the Company operated it. The Company has no obligation to contribute to this settlement.
2.	Contracts

Renewal of government contracts is subject to, among other things, appropriations of funds by the various levels of government involved (federal, state, or local). Also, several contracts contain provisions whereby the Company may be subject to audit by the government agencies involved. These contracts also generally contain “termination for the convenience of the government” and “stop work order” clauses, which generally allow the government to terminate a contract without cause. In the event one of the Company’s larger contracts is terminated, it may have a material adverse effect on the Company’s operations.

3.	Disputed Receivables

During 2003, the Company initiated legal action against the Puerto Rican government to recover unpaid revenues and receive reimbursement for costs and breach of contract damages. The Puerto Rican government initiated a counter suit seeking a similar amount for alleged damages to the Bayamon, Puerto Rico facility. The Company had approximately $2.0 million in receivables and approximately $560,000 in deferred charges related to assets purchased by the Company, for use at the facility as of December 31, 2003, pending resolution of the aforementioned lawsuit. During the year ended December 31, 2004, the Company settled its dispute with the government, whereby the Company received $1.4 million as the net payment for its settlement, including $2.0 million received for its accounts receivables and as settlement of all claims the company had against the government, partially offset by $600,000 for settlement of alleged damages payable by the Company. The $600,000 amount was accrued as of December 31, 2003. As a result of this settlement, the Company wrote off $560,000 in deferred charges which is included in the accompanying financial statements as loss on disposal of assets.

Until to March 31, 2004, the Company operated a program under a contract whereby revenues recognized as reimbursable costs were incurred through a gross maximum price cost reimbursement arrangement. This contract had costs, including indirect costs, subject to audit and adjustment by negotiations with government representatives. Pursuant to the results of an audit for the seventeen months beginning July 1, 2001 and ended November, 2002 the State asserted it is due refunds totaling approximately $1.8 million and withheld the amount from payments made for February and March 2004 services. Based on the Company’s review of the State’s computation of the assessment, the Company believes it will recover the entire assessment, and accordingly, has not recorded a reserve against this amount. In addition, the State is currently conducting an audit for the remainder of the contract period through March 31, 2004. The Company’s contract expired March 31, 2004 and the Company elected not to compete in the competitive bid process to operate the facility past March 31, 2004.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE Q — COMMITMENTS AND CONTINGENCIES — (continued)
In December 1998, the Company entered into a subcontract to operate the Tallulah Correctional Center for Youth (“TCCY”) in Tallulah, Louisiana. The TCCY was utilized by the State of Louisiana pursuant to a contract with the City of Tallulah, the express terms of which obligated the State to maintain the facility at a full population of 686 juveniles; however, in light of the conditions at the facility inherited by the Company and the State’s desire to maintain the population of the facility at less than 686 juveniles on an interim basis, the Company entered into the subcontract to operate the TCCY on the good faith belief that the State would honor an agreement between the Company and the State under which the State would pay the Company only for the actual monthly population for a period of six-months from the commencement of operations by the Company and thereafter would either increase the population to the full capacity or pay for its full utilization, regardless of the actual population level. Accordingly, commencing in July 1999, the Company began billing the State at the 686 population level of the original contract. However, despite this agreement and the express contract terms, in September 1999, the State disavowed any obligation to increase the population to the full capacity of the facility or, in lieu thereof, to pay for the its full utilization, insisting that it was only obligated to pay for the actual number of juveniles housed in the facility, and paid the Company for services provided in accordance with this position. Accordingly, in light of this dispute, in order to be conservative, the Company recognized revenues for July, August and September 1999 only with respect to a population level of 620 (the population level the facility was approved to house by the local judicial authority prior to commencement of operations by the Company) despite its belief that it was entitled to payment assuming full utilization of the facility regardless of the court order. The Company discontinued operations of the facility on September 24, 1999. The Company has filed suit in federal court seeking payment of all funds that would be owed under the original contract from the commencement of operation as well as damages for breach of the contract by the State. Pursuant to an agreement between the Company and the State, the Company has asked the court to first rule upon the State’s payment obligations, and has reserved pursuit of its other breach of contract claims. This matter has been submitted to court and the Company is awaiting the court’s decision. The Company did not incur any material losses in conjunction with this closure. At December 31, 2004, the Company has not reserved any of the approximately $673,000 receivable from the State, as the Company does not believe that it is probable that the asset has been impaired and, accordingly, expects collection of the full amount of the receivable.

4.	Concentrations of Credit Risk

The Company’s contracts in 2004, 2003, and 2002 with government agencies where revenues exceeded 10% of the Company’s total consolidated revenues were as follows:

	Years Ended December 31,
	2004	2003	2002
Arizona Department of Corrections	20%	19%	9%
Florida Department of Juvenile Justice	8%	7%	13%
Various Other Agencies in the State of Texas	14%	18%	21%
Various Federal Agencies	31%	23%	17%
State of Maryland Department of Juvenile Justice	3%	11%	10%
5.	Construction Commitments

The Company has construction commitments of approximately $35.0 million at December 31, 2004 related to a project the Company was awarded in July 2004 to construct the South Texas Detention Complex, which will be used principally by the ICE. The Company also has two construction commitments totaling $3.1 million to expand existing facilities.

6.	Letters of Credit

The Company obtained letters of credit in the amount of $5.1 million in favor of worker’s compensation insurance carriers for the policy periods of February 2001 through February 2005 that are renewed quarterly, as deemed contractually necessary.

In conjunction with the South Texas Detention Complex construction project the Company obtained a letter of credit in the amount of $3.0 million in favor of U.S. Bank National Association as trustee for the term of the construction phase of the facility.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE Q — COMMITMENTS AND CONTINGENCIES — (continued)
In June 2002, the Company obtained a letter of credit, in favor of the State of Arizona, related to the Phoenix West facility transaction discussed in NOTE M – OTHER LONG TERM OBLIGAIONS. The letter of credit balance decreases over time as the calculated difference between the sale proceeds that would be due from the state upon purchase of the facility, and the unpaid principal balance of the bonds narrows. After 2010, the sale proceeds from the State would be sufficient to satisfy the redemption requirement. As of December 31, 2004 this letter of credit was valued at $785,000.

In the ordinary course of its business, the Company is required to collateralize certain contractual obligations with letters of credit in favor of the other party to the contract. The amounts of these letters of credit are approximately $375,000.

7.	Indemnification

The Company is required by its contracts to maintain certain levels of insurance coverage for general liability, worker’s compensation, vehicle liability and property loss or damage. The Company is also required to indemnify contracting agencies for claims and costs arising out of the Company’s operations and in certain cases, to maintain performance bonds. As of December 31, 2004, the Company has no obligation arising as a result of these indemnifications.
NOTE R — EARNINGS (LOSS) PER SHARE
The following table sets forth the computation of basic and diluted income (loss) per share in accordance with SFAS No. 128 (in thousands, except for per share data):

	Years Ended December 31,
	2004	2003	2002
Numerator:
Income (loss)from continuing operations	$(97)	$1,206	$4,494
Income (loss) from discontinuing operations	(3,151)	128	(2,131)

Net income (loss)	$(3,248)	$1,334	$2,363

Denominator:
Basic income per share:
Weighted average shares outstanding	10,165	10,157	10,155
Effect of dilutive securities – stock options and warrants		80	40

Denominator for diluted income per share	10,165	10,237	10,195

Income from continuing operations per common share:
Basic and Diluted	$(0.01)	$0.12	$0.44

Income (loss) from discontinuing operations per common share:
Basic and Diluted	$(0.31)	$0.01	$(0.21)

Net income
Basic and Diluted	$(0.32)	$0.13	$0.23

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE R — EARNINGS (LOSS) PER SHARE — (continued)
During the years ended December 31, 2004, 2003, and 2002, there were approximately 597,000, 408,000, and 691,000 common stock equivalents, respectively, that were excluded from the calculation of earnings per share because their effect would have been anti-dilutive.
NOTE S — STOCK OPTIONS
In October 1993, the Company adopted a stock option plan that provided for the granting of both: (i) incentive stock options to employees and/or officers of the Company and (ii) non-qualified options to consultants, directors, employees or officers of the Company. The total number of share that could be sold pursuant to options granted under the stock option plan were 1.5 million, however no more options may be granted under this plan. In July 2004, the Company adopted the 2004 stock option plan. This plan provides for the granting of both: (i) incentive stock options to employees and/or officers of the Company and (ii) non-qualified options to consultants, directors, employees or officers of the Company. The total number of share that may be sold pursuant to options granted under the stock option plan is 1.5 million. There are still 1.5 million options available for grant with this plan.
In June 1994, the Company adopted a Non-employee Directors Stock Option Plan, which provides for the grant of non-qualified options to purchase up to 150,000 shares of the Company’s Common Stock. There are no options available for grant under this plan. In May 1999, the Company adopted the 1999 Non-Employee Director Stock Option Plan, which provides for the grant of non-qualified options to purchase up to 300,000 shares of the Company’s Common Stock. There are still 145,000 options available for grant under this plan.
Options granted under all plans may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). Options granted under all plans will expire not more than ten years from the date of grant.
For purposes of the pro forma presentation in NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, the fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2004, 2003, and 2002.

	Years Ended December 31,
	2004	2003	2002
Volatility	75%	75%	75%
Risk free rate	5.50%	5.00%	5.00%
Expected life	3 years	3 years	3 years
The weighted average fair value of options granted during 2004, 2003, and 2002, for which the exercise price equals the market price on the grant date was $0.95, $1.45, and $0.24, respectively.
The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE S — STOCK OPTIONS — (continued)
Stock option activity during 2004, 2003, and 2002 is summarized below:

		Weighted-Average
	Options	Exercise Price
Balance, December 31, 2001	838,250	8.73
Granted	250,000	1.73
Exercised	—	—
Canceled	(357,500)	8.71

Balance, December 31, 2002	730,750	6.33
Granted	10,000	2.76
Exercised	(3,832)	1.61
Canceled	(48,584)	7.34

Balance, December 31, 2003	688,334	6.24
Granted	20,000	2.65
Exercised	(7,833)	1.61
Canceled	(76,167)	2.17

Balance, December 31, 2004	624,334	6.67

The following table summarizes information concerning currently outstanding and exercisable stock options at December 31, 2004:

		Weighted-Average
		Remaining	Weighted-Average
	Number	Contractual Life	Exercise Price
Range of Exercise Prices	Outstanding	(Years)	($/share)
$1.61 – 4.12	239,334	6.8	$1.98
4.12 – 6.18	10,000	5.1	4.19
6.18 – 8.25	210,000	4.3	7.48
8.25 – 10.31	15,000	1.3	8.75
10.31 – 12.37	—	—	—
12.37 – 14.44	150,000	3.1	13.00

	624,334	4.5	6.67

		Weighted-Average
	Number	Exercise Price
Range of Exercise Prices	Exercisable	($/share)
$1.61 – 4.12	169,830	$2.01
4.12 – 6.18	13,000	4.193
6.18 – 8.25	210,000	7.48
8.25 – 10.31	15,000	8.75
10.31 – 12.37	—	—
12.37 – 14.44	150,000	13.00

	557,830	7.27

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
NOTE T — EMPLOYEE BENEFIT PLANS
On January 1, 2002, the Company merged its CSC and YSI contributory retirement plans under Section 401(k) of the Internal Revenue Code into a single plan. This plan benefits employees meeting certain minimum service requirements. Eligible employees can contribute $13,000 in 2004, $12,000 in 2003, and $11,000 in 2002 to the plan. The Company accrued or contributed $122,000, $120,000, and $120,000, in 2004, 2003, and 2002, respectively, to the plan.
NOTE U — WORKERS’ COMPENSATION AND HEALTH INSURANCE
See Note A regarding workers’ compensation expenses and accrued liabilities.
The Company maintains a group health plan subject to a loss limit of $150,000 per individual. At December 31, 2004 the plan had approximately 1,300 participants and a medical insurance liability of $900,000. This liability approximates, on average, two months of claims paid during the year ended December 31, 2004 and represents the Company’s estimated liability as of December 31, 2004.
NOTE V — RELATED PARTY TRANSACTIONS
A director of the Company is a member of a law firm that provides legal services as the Company’s legal counsel. Payments to this firm amounted to approximately $28,000, $40,000, and $47,000, in legal fees from the Company for the years ended December 31, 2004, 2003 and 2002, respectively.
NOTE W — SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
The following are the unaudited quarterly results of operations for the years ended December 31, 2004 and 2003 (in thousands, except for per share data).

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	2004	2003	2004	2003	2004	2003	2004	2003
Revenues	$32,041	$34,396	$33,235	$31,576	$34,302	$30,671	$34,141	$29,888
Facility Expenses Operating expenses	28,109	30,378	28,353	27,586	29,236	26,753	29,251	27,661
Start up costs	1,705	—	1,134	—	385	18	52	360

Contribution from Operations	2,227	4,018	3,748	3,990	4,681	3,900	4,838	1,867
General and Administrative	2,183	2,432	2,148	2,352	2,052	2,369	2,069	2,058
Impairment	—	—	—	—	—	—	1,496	—
Loss (gain) on disposal of asset	(30)	—	563	(20)	16	(24)	69	(9)

Operating income (loss)	74	1,586	1,037	1,658	2,613	1,555	1,204	(182)
Interest and income taxes	(329)	(993)	(1,164)	(1,022)	(1,865)	(968)	(1,667)	(428)

Income (loss) from continuing operations	(255)	593	(127)	636	748	587	(463)	(610)
Income (loss) from discontinued operations	(402)	(162)	(1,328)	(207)	(1,306)	(190)	(115)	687

Net income (loss)	$(657)	$431	$(1,455)	$429	$(558)	$397	$(578)	$77

Basic and diluted earnings (loss) per share:
Net income (loss)	$(0.06)	$0.04	$(0.14)	$0.04	$(0.05)	$0.04	$(0.06)	$0.01

See NOTE N – DISCONTINUED OPERATIONS for the discussion of the Company’s operations that were discontinued during the year ended December 31, 2004.

Included in the second quarter of 2004 discontinued operations is an impairment of asset of $1.5 million from the Tarkio Academy. Included in the third quarter of 2004 discontinued operations is the impairment of assets of $1.4 million for the Canadian, Texas facility. Included in the fourth quarter of 2004 is the impairment of asset of $1.5 million related to the Colorado County Facility. Also included in the fourth quarter operating expenses, is a $450,000 reversal of tax expense principally as a result of favorable rulings on property tax valuation, and $400,000 in accrued legal claims expense.

Included in the fourth quarter of 2003 operating expenses is $1.1 million in accrued legal claims. Included in the fourth quarter 2003 income from discontinued operations is a loss contract recovery of $896,000 representing a change in estimate of contract losses.

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	9/30/2005	12/31/2004
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,198	$725
Restricted cash and cash equivalents	8,077	10,905
Accounts receivable, net	32,985	25,986
Deferred tax asset	2,850	2,850
Prepaid expenses and other current assets	1,915	2,140

Total current assets	47,025	42,606
PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET	107,793	92,345
PROPERTY HELD FOR SALE	7,177	6,670
OTHER ASSETS
Long term restricted cash equivalents and investments	15,763	34,843
Deferred tax asset, net	8,631	8,631
Goodwill	679	679
Deferred loan costs, net	9,533	11,183
Other	2,716	3,033

TOTAL ASSETS	$199,317	$199,990

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$751	$817
Accrued liabilities	18,712	24,582
Current portion of capital lease obligations	525	500
Current portion of long term liabilities	5,591	5,021

Total current liabilities	25,579	30,920
LONG TERM LIABILITIES
Bond and note payable	106,698	101,962
Capital lease obligations	10,222	10,598
Other long-term liabilities	7,870	8,095
Loans payable	298	302
COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000 shares authorized, none issued and outstanding	—	—
Common Stock, $.01 par value, 30,000 shares authorized, 11,407 shares issued and 10,190 shares outstanding in 2005 and 11,385 shares issued and 10,167 shares outstanding in 2004	114	114
Additional paid-in capital	82,865	82,816
Accumulated deficit	(31,338)	(31,826)
Treasury stock, at cost	(2,991)	(2,991)

	48,650	48,113

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$199,317	$199,990

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Revenues	$107,151	$99,578

Facility expenses:
Operating	91,663	85,698
Startup costs	2,577	3,224

	94,240	88,922

Contribution from operations	12,911	10,656

Other operating expenses:
General and administrative	7,111	6,383
Loss (gain) on disposal of assets	(29)	549

	7,082	6,932

Operating income	5,829	3,724
Interest expense, net	4,843	2,863

Income from continuing operations before income taxes	986	861
Income tax provision	478	495

Income (loss) from continuing operations	508	366
Income (loss) from discontinued operations, net of tax	(230)	(3,036)

Net income (loss)	$278	$(2,670)

Basic and diluted income (loss) per share:
Income per share from continuing operations	$0.05	$0.04
Income (loss) per share from discontinued operations	(0.02)	(0.30)

Net income (loss) per share	$0.03	$(0.26)

Number of shares used to compute income (loss) per share:
Basic	10,170	10,164
Diluted	10,268	10,164

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Cash flows from operating activities:

Net income (loss)	$278	$(2,670)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,827	3,825
Provision for bad debt
Deferred income tax expense (benefit)	331	(1,226)
Restructuring, impairment and loss contract reserves		2,856
Loss (gain) on disposal of fixed assets, net	(29)	549
Changes in operating assets and liabilities:
Restricted cash	2,827	1,149
Accounts receivable	(6,999)	(4,674)
Prepaid expenses and other current assets	223	(371)
Accounts payable and accrued liabilities	(5,850)	(1,340)

Net cash used in operating activities:	(3,392)	(1,902)

Cash flows from investing activities:
Capital expenditures including use of restricted cash	(19,935)	(13,647)
Bonds & note proceeds invested in non-current restricted cash		(42,838)
Proceeds from the sale of property, equipment and leasehold improvements	29	252
Note proceeds invested in non-current restricted cash	19,081	10,905
Other assets	124	(228)

Net cash used in investing activities:	(701)	(45,556)

Cash flows from financing activities:
Borrowings on loans payable	5,068	869
Proceeds from note payable	(3)	43,262
Payments on capital lease obligation	(351)	(185)
Payments on other long-term obligation	(198)	(188)
Stock options exercised	50	13

Net cash provided by financing activities:	4,566	43,771

Net increase (decrease) in cash and cash equivalents	473	(3,687)
Cash and cash equivalents at beginning of period	725	3,755

Cash and cash equivalents at end of period	$1,198	$68

CORRECTIONAL SERVICES CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2005
NOTE 1 — BASIS OF PRESENTATION
The unaudited condensed, consolidated financial statements include the accounts of Correctional Services Corporation and its wholly owned subsidiaries and a variable interest entity: South Texas Detention Complex Local Development Corporation (collectively referred to herein as the “Company”).
In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements as of September 30, 2005, and for the three and nine months ended September 30, 2005 and 2004, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation.
The statements herein are presented in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements on Form 10-K for the Company have been omitted from these statements, as permitted under the applicable rules and regulations. The statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
The results of operations for the three and nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year.
NOTE 2 — NEW ACCOUNTING PRONOUNCEMENTS
Effective January 1, 2006, the Company will be required to apply Statement 123 (revised 2004), Share-Based Payment (Statement 123(R)), initially issued by the Financial Accounting Standards Board in December, 2004. Statement 123(R) requires that the compensation cost relating to share-based payment transactions, measured based on the fair value of the instruments issued, be recognized in financial statements. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Statement 123(R) replaces Statement 123, Accounting for Stock-Based Compensation, and supersedes Opinion 25, Accounting for Stock Issued to Employees. As originally issued in 1995, Statement 123 established as preferable the fair-value-based method of accounting for share based payment transactions with employees; however, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25 as long as the footnotes to the financial statements disclosed what net income would have been had the preferable fair-value-based method been used. The Company has provided this information in Note 7, below, with respect to the periods ended September  , 2004 and 2005. Based on the limited number of options currently outstanding and unvested, the Company does not expect there to be a material effect on the results from operations for the year ending December 31, 2006 from the adoption of Statement 123(R). We have not yet determined whether we will use the Black-Scholes method in our adoption of Statement 123(R).
NOTE 3 — LOAN PAYABLE AND LINE OF CREDIT
The Company’s credit facility, as amended, is subject to compliance with various financial covenants and borrowing base criteria. The credit facility consists of a $19 million revolving line of credit that originally matured on September 25, 2005. As a result of the merger with The GEO Group, Inc. (“GEO”) (see Note 9 – Subsequent Events), the credit facility agreement was modified to extend the maturity date to November 24, 2005. The credit facility accrues interest at the lesser of LIBOR plus 4.0%, or prime plus 2.0%. As of September 30, 2005, there was $5.1 million outstanding under this revolving line of credit and the remaining borrowing availability under the revolving line of credit was approximately $4.1 million, after taking into consideration $9.8 million in outstanding letters of credit and other reserves. The revolving line of credit is secured by all assets of the Company, except for real property. The Company did not complete a compliance certificate for the period ended September 30, 2005 because the merger with GEO was completed pior to the due date. As a result all outstanding balances were paid in full and the facility was terminated.
At September 30, 2005, the Company had a $302,000 loan payable that matures in 2006 and is secured by restricted cash in an amount that approximates the remaining total of payments.

NOTE 4 – RESTRICTED CASH EQUIVALENTS AND INVESTMENTS, AND BOND AND NOTE PAYABLE
On September 22, 2004, the South Texas Detention Complex Local Development Corporation (the “Development Corporation”) issued $49.4 million of taxable revenue bonds, net of an $88,000 discount, to finance the construction of the 1,020-bed detention facility (the “South Texas Detention Complex”) in Frio County. The bonds are non-recourse to the Company. The Company developed the South Texas Detention Complex for the Development Corporation which was substantially completed during June 2005 and is currently in operation. The Development Corporation, as the owner of the South Texas Detention Complex, also has entered into an operating agreement with the Company, giving the Company the sole and exclusive right to use, occupy, operate and manage the South Texas Detention Complex for a period of 20 years after its completion. The Development Corporation also granted the Company an option to purchase the South Texas Detention Complex from the Development Corporation at any time for the amount necessary to defease the bonds and for $1.00 upon the bonds being paid in full. The accounts of the Development Corporation have been consolidated with the accounts of the Company as required by FIN 46 (revised).
The proceeds of the bonds issued by the Development Corporation were disbursed at closing to pay the costs of issuing the bonds, to pay certain other project costs and deposited into escrow accounts held in trust to be used to complete the construction of the South Texas Detention Complex and to establish debt service and other reserves.
Included in long term restricted cash equivalents and investments as of September 30, 2005 are funds held in trust with respect to the South Texas Detention Complex project as follows:

Construction fund reserve	$2,547
Debt service and other reserves	6,473

$9,020

On June 30, 2003 the Company arranged financing for the construction of the Northwest Regional Detention Center in Tacoma, Washington (the “Northwest Regional Detention Center”), which the Company completed and opened for operation in April 2004. In connection with this financing, CSC of Tacoma LLC, a wholly owned subsidiary of the Company, issued a $57.2 million note payable, net of a $175,000 discount, to the Washington Economic Development Finance Authority (“WEDFA”), an instrumentality of the State of Washington, which issued revenue bonds and subsequently loaned the proceeds of the bond issuance to CSC of Tacoma LLC for the purposes of constructing the Northwest Regional Detention Center. The bonds are non-recourse to the Company and the loan from WEDFA to CSC of Tacoma, LLC is non-recourse to the Company. The proceeds of the loan were disbursed into escrow accounts held in trust to be used to pay the issuance costs for the revenue bonds, to construct the Northwest Regional Detention Center and to establish debt service and other reserves.
Included in long term restricted cash equivalents and investments is $6.7 million as of September 30, 2005 in funds held in trust with respect to the Northwest Regional Detention Center for debt service and other reserves.

The long term restricted cash equivalents and investments as of September 30, 2005 with respect to both facilities are as follows:

Construction fund reserve	$2,988
Debt service and other reserves	13,216

$15,763

NOTE 5 — CAPITALIZED INTEREST
During the three and nine months ended September 30, 2005, the Company incurred interest costs of approximately $2.0 million and $5.7 million, respectively, of which the Company capitalized approximately $0 and $884,000 respectively in connection with the construction of the South Texas Detention Complex. This compares to $1.4 million and $3.8 million, respectively of interest costs for the three and nine months ended September 30, 2004, of which the Company capitalized approximately $217,000 and $939,000, respectively, related to the Northwest Regional Detention Center and South Texas Detention Complex.
NOTE 6 — EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share (in thousands):

nine Months Ended september 30,	2005	2004

Numerator:
Net income (loss)	$278	$(2,670)

Denominator:
Basic earnings per share:
Weighted average shares outstanding	10,170	10,164
Effect of dilutive securities – stock options	98	—

Denominator for diluted earnings per share	10,268	10,164

Three Months Ended september 30,	2005	2004

Numerator:
Net income (loss)	$1,592	$(559)

Denominator:
Basic earnings per share:
Weighted average shares outstanding	10,173	10,167
Effect of dilutive securities – stock options	122	—

Denominator for diluted earnings per share	10,295	10,167

During the nine months ended September 30, 2005 and 2004, there were approximately 360,000 and 420,000 common stock equivalents respectively, that were excluded from the calculation of earnings per share because their effect would have been anti-dilutive.

NOTE 7 — STOCK — BASED COMPENSATION
The Company has elected to account for its employee stock compensation plans using the intrinsic value method under Accounting Principles Board Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.
Had compensation cost for the Company’s stock option plan been determined on the fair value at the grant dates for stock-based employee compensation arrangements consistent with the method required by SFAS No. 123, using the Black-Scholes valuation model, the Company’s net loss and net loss per common share would have been the pro forma amounts indicated below:

For the nine Months Ended september 30,	2005	2004

Net income (loss), as reported	$278	$(2,670)
Deduct: Total stock-based compensation expense determined under fair value based methods for all awards, net of taxes	(12)	(36)

Pro forma net income (loss)	$266	$(2,706)

Income (loss) per common share – basic and diluted
As reported	$0.03	$(0.26)
Pro forma	$0.03	$(0.27)

For the Three Months Ended september 30,	2005	2004

Net income (loss), as reported	$1,592	$(559)
Deduct: Total stock-based compensation expense determined under fair value based methods for all awards, net of taxes	(4)	(8)

Pro forma net income (loss)	$1,588	$(567)

Income (loss) per common share – basic and diluted
As reported	$0.15	$(0.05)
Pro forma	$0.15	$(0.06)
NOTE 8 — COMMITMENTS AND CONTINGENCIES
Legal Matters
The nature of the Company’s business results in numerous claims against the Company for damages allegedly arising from the conduct of its employees and others. The Company believes that most of these claims and suits lack legal merit and/or that the Company has meritorious defenses to the claims, and vigorously defends against these types of actions. Based upon the Company’s past experience and an assessment of the risks of the Company’s business, the Company also has procured liability insurance to protect the Company against most of the types of claims that reasonably could be expected to be asserted against the Company, such as worker’s compensation, employment-related, negligence and other types of tort and civil rights claims and suits.
The Company believes, based upon the Company’s past experience, that, except as noted below, the insurance coverage maintained by the Company for the claims and suits currently pending against the Company or which reasonably can be expected to be asserted against the Company, should be adequate to protect the Company from any material exposure in any given matter, even if the outcome of the matter is unfavorable to the Company. However, the dollar amount of certain of the claims currently pending against the Company exceeds the amount of insurance coverage available to the Company, and, therefore, if the Company is unsuccessful in defending against such claims, the insurance coverage available to the Company may not be sufficient to satisfy those claims, and such a result could have a material adverse effect on the Company’s results of operations, financial condition and liquidity. In addition, if all, or a substantial number of, the claims and suits currently pending against the Company are resolved unfavorably to the Company, the insurance coverage available to the Company may not be sufficient to satisfy all such claims, and such a result could have a material adverse effect on the Company’s results of operations, financial condition and liquidity.
Notwithstanding the foregoing, however, the Company currently believes that no material adverse effect on its financial condition, liquidity or results of operations will result from the outcome of any of the claims and suits currently pending against the Company, including those listed below.
Additional information regarding certain matters is as follows:
1.	Alexander, Rickey, et al. v. Correctional Services Corporation, Unidentified CSC Employees, Knyvette Reyes, R.N., Dr. Samuel Lee, D.O., & Tony Schaffer, Esq., in the 236th Judicial District Court, Tarrant County, Cause No. 236-187481-01.
In September, 2003, a Tarrant County, Texas trial court entered a judgment in a wrongful death case against the Company for a total of $37.5 million in compensatory damages and $750,000 in punitive damages. The Company filed a notice of appeal of the judgement.
On October 14, 2005, a comprehensive settlement agreement that fully and finally resolved the above-referenced matter and all related litigation was reached. Pursuant to the terms of this settlement the Company, Northland Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA agreed to pay an undisclosed amount in order to fully and finally resolve any and all claims arising out of the above referenced matter. As part of the settlement the plaintiffs released their judgment against the Company and dismissed all pending related litigation with prejudice. Northland Insurance Company and National Union Fire Insurance Company of Pittsburg, PA dismissed, with prejudice, its declaratory judgment action, and the Company dismissed, with prejudice, all of its pending claims against Northland Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA.
Pursuant to the terms of this settlement, the Company agreed to contribute cash in the amount of $2,500,000 to the settlement with the plaintiffs in order to resolve the plaintiffs’ claims and to resolve the coverage litigation between the Company and Northland Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA. The $2,500,000 million was funded as part of the purchase consideration by GEO. The Company also agreed to relinquish to the plaintiffs approximately $207,000 that had been held in escrow for the benefit of the plaintiffs and the Company. The Company satisfied all of its obligations under the settlement agreement by relinquishing to the plaintiffs by the Company the escrowed funds on or about November 8, 2005 and paying to the plaintiffs its agreed upon contribution to the settlement on November 8, 2005
2.	Layman, Ryan v. Jennifer Burkley, Youth Services International, Inc., The State of Nevada, Department of Human Resources, Division of Child and Family Services, Roes I – X, Does I – X, Case No. CV-S-03-0086-KJD-LRL, in the United States District Court for the District of Nevada.
The Plaintiff in this case is a former resident of the Summit View Youth Correctional Facility (which was formerly operated by the Company) who initially brought civil rights, intentional infliction of emotional distress, assault and battery and negligence claims against the Company arising out of allegations that, between November, 2000 and January, 2001, the Plaintiff was “subjected to repeated sexual assaults” by co-defendant Jennifer Burkley, a former employee of the Company. Plaintiff alleges that the alleged encounters with co-defendant Burkley caused him severe mental and psychological problems, and seeks compensatory damages in the amount of $2,000,000 and unspecified punitive damages. The Company has not disputed that co-Defendant Burkley engaged in sexual activities with the Plaintiff while he was incarcerated at the Summit View Correctional Facility, but has denied the Plaintiff was “sexually assaulted” and that the Company has any liability for these activities. The Company also has asserted that none of the alleged sexual encounters with co-defendant Burkley were the proximate cause of his mental and pyschological problems. The State of Nevada was dismissed from this case on governmental immunity grounds. The Company is not providing a defense to co-defendant Burkley and Burkley has not sought coverage or a defense from the Company or its insurance carrier.
In January 2005, the Court in this case granted the Company’s motions for summary judgment on the Plaintiff’s civil rights and intentional infliction of emotional distress claims and to disqualify the expert testimony proffered by the Plaintiff in support of his allegations that alleges that the alleged encounters with co-defendant Burkley caused him severe mental and psychological problem. These rulings left only the Plaintiff’s assault and battery claims remaining in this case. The Company intends to defend these claims on the grounds that the Plaintiff consented to the encounters with Burkley, and that, in any event, Burkley was acting outside of the scope of her employment in engaging in the encounters with the Plaintiff.
The District Court has dismissed the remaining claims in this case based upon YSI’s motion, which argued that the plaintiff would be unable to provide any evidence of damages at trial.
3.	Jama, Hawa Abdi, et al. v. Esmor Correctional Services, Inc., et al., Case No. 973093 in the United States District Court for the District of New Jersey.
The Jama case was initiated in July 1997 by a group of former detainees in the INS Detention Center that the Company formerly operated in Elizabeth, New Jersey. The suit asserts that the Company is liable for personal injuries and property damage allegedly caused by the negligent and intentional acts of the Company, certain of the current and former officers of the Company and a number of former employees of the Company who served as guards at the detention facility. The Complaint filed in this case asserts numerous legal theories. No monetary damages have been stated. The Plaintiffs in this case are represented by the Rutgers University Law School Constitutional Law Clinic. The Company believes that it has meritorious legal and factual defenses to the claims asserted by the plaintiffs in this case, and is vigorously pursuing its defense of those claims.
This case is currently in the latter stages of discovery. During the course of discovery, the trial court dismissed and/or granted summary judgment to the Company on a number of claims initially asserted by the plaintiffs in the case. Accordingly, at the present time, the Company’s defense counsel is preparing the remaining claims for trial. The Company also has filed an interlocutory appeal from the District Court asserting that the District Court erred in ruling that the nine (9) remaining plaintiffs properly opt-out of the Brown class action, discussed below. This appeal is currently pending before the Third Circuit Court of Appeals. (As discussed below, the District Court approved a settlement in the Brown, Samson class action on August 10, 2005.). In late 2005, the District Court issued an order that has stayed all further proceedings in this case pending a decision by the Third Circuit on the Company’s appeals in this case and in the class action case of Brown, Samson class action
In any event, the Company believes that it should have more than adequate insurance coverage available to it to cover any adverse outcome in this case. Therefore, at this time, the Company does not believe that it is probable that the Company will incur any material loss in connection with this case, and therefore, no loss has been recognized in connection with this litigation.
4.	City of Tallulah v. Trans-American Development Assoc. and Correctional Services Corporation, 6th Judicial District Court Madison Parish, LA, Case No. 2001 000146.
In June, 2001, the City of Tallulah filed suit against Trans-American Development Assoc. and Correctional Services Corporation, alleging that either or both parties are obligated to continue to pay to the City an annual “management fee” of $150,000 related to the Tallulah Correctional Center for Youth, despite the fact that neither party is currently operating the facility. The Complaint filed by the City in this matter does not specify the amount of damages that the City is seeking, but, based on the theory outlined in the City’s complaint, the Company has estimated that the City likely will seek approximately $3,250,000 in this case.

The Company believes that the City’s case against the Company is wholly without merit and is vigorously defending against this claim. Therefore, at this time, the Company does not believe that it is probable that the Company will incur any material loss in connection with this case, and therefore, no loss has been recognized in connection with this litigation. However, in light of the fact that this matter is not covered by any form of insurance available to the Company, and given the inherent uncertainties associated with litigation, no assurance can be given that this litigation will be resolved favorably to the Company.
Under the express terms of the YSI Stock Purchase Agreement, YSI assumed all liabilities, obligations and duties of the Company under, pursuant to or related to this matter, and agreed to defend and indemnify the Company against this claim.
5.	Brown, Samson, et al., v. Esmor Correctional Services, Inc., Esmor, Inc., Esmor New York State Correctional Facilities, Inc., Esmor Management, Inc., Esmor Manhattan, Inc, Esmor Brooklyn, Inc., Esmor New Jersey, Inc., James Slattery and Aaron Speisman, Superior Court of the State of New York, No. 8654/96; removed to US District Court for the Southern District of New York; transferred to the US District Court for the District of New Jersey
The Brown suit was filed in March 1996 in the Supreme Court of the State of New York, County of Bronx by several former detainees in the INS Detention Center that the Company formerly operated for the INS in Elizabeth, New Jersey, on behalf of themselves and others similarly situated, in which the plaintiffs in the suit claimed $500,000,000 in compensatory and punitive damages on a variety of legal theories. This suit was removed to the United States District Court, Southern District of New York, in April 1996, and subsequently transferred to the United States District Court for the District of New Jersey. The plaintiffs in this case obtained certification from the Court to try their case as a class action on behalf of themselves and all other persons who were detained in the Elizabeth INS Detention Center while the Company operated it. On February 17, 2005, the District Court approved the terms of a settlement in this case that was negotiated by the Company’s liability insurance carrier and the plaintiffs’ case in order to resolve this case. The Company has no obligation to contribute to this settlement. On August 10, 2005, the District Court formally approved this settlement. Accordingly, this matter has been resolved.
Disputed Receivables
In December 1998, the Company entered into a subcontract to operate the Tallulah Correctional Center for Youth (“TCCY”) in Tallulah, Louisiana. The TCCY was utilized by the State of Louisiana pursuant to a contract with the City of Tallulah, the express terms of which obligated the State to maintain the facility at a full population of 686 juveniles; however, in light of the conditions at the facility inherited by the Company and the State’s desire to maintain the population of the facility at less than 686 juveniles on an interim basis, the Company entered into the subcontract to operate the TCCY on the good faith belief that the State would honor an agreement between the Company and the State under which the State would pay the Company only for the actual monthly population for a period of six-months from the commencement of operations by the Company and thereafter would either increase the population to the full capacity or pay for its full utilization, regardless of the actual population level. Accordingly, commencing in July 1999, the Company began billing the State at the 686 population level of the original contract. However, despite this agreement and the express contract terms, in September 1999, the State disavowed any obligation to increase the population to the full capacity of the facility or, in lieu thereof, to pay for the its full utilization, insisting that it was only obligated to pay for the actual number of juveniles housed in the facility, and paid the Company for services provided in accordance with this position. Accordingly, in light of this dispute, in order to be conservative, the Company recognized revenues for July, August and September 1999 only with respect to a population level of 620 (the population level the facility was approved to house by the local judicial authority prior to commencement of operations by the Company) despite its belief that it was entitled to payment assuming full utilization of the facility regardless of the court order. The Company discontinued operations of the facility on September 24, 1999. The Company has filed suit in federal court seeking payment of all funds that would be owed under the original contract from the commencement of operation as well as damages for breach of the contract by the State. Pursuant to an agreement between the Company and the State, the Company asked the court to first rule upon the State’s payment obligations, and reserved pursuit of its other breach of contract claims. On August 2, 2005, the federal district court judge to whom this case was assigned issued a memorandum order that denied the Company’s claim for payment of the $673,000. The Company is currently considering whether to seek reconsideration and/or to appeal this order. At September 30, 2005, this receivable is fully reserved.
Until March 31, 2004, the Company operated a program under a contract whereby revenues recognized as reimbursable costs were incurred through a gross maximum price cost reimbursement arrangement. This contract had costs, including indirect costs, subject to audit and adjustment by negotiations with government representatives. Pursuant to the results of an audit for the seventeen months beginning July 1, 2001 and ended November, 2002 the State asserted it is due refunds totaling approximately $1.8 million and withheld the amount from payments made for February and March 2004 services. Based on the Company’s review of the State’s computation of the assessment, the Company believes it will recover the entire assessment, and accordingly, has not recorded a reserve against this amount. In addition, the State is currently conducting an audit for the remainder of the contract period through March 31, 2004. The Company’s contract expired March 31, 2004 and the Company elected not to compete in the competitive bid process to operate the facility past March 31, 2004.
Under the express terms of the YSI Stock Purchase Agreement, YSI assumed all liabilities, obligations and duties of the Company under, pursuant to or related to this matter.
NOTE 9 — SUBSEQUENT EVENT
On November 4, 2005, GEO completed the acquisition of the Company. The acquisition was completed through the merger (the “Merger”) of CSC into GEO Acquisition, Inc., a wholly owned subsidiary of the Company. Under the terms of the Merger, the Company acquired for cash, 100% of the 10.2 million outstanding shares of CSC common stock for $6.00 per share or approximately $62.0 million. As a result of the Merger, GEO will become responsible for supervising the operation of the sixteen adult correctional and detention facilities, totalling 7,500 beds, formerly run by CSC. Immediately following the purchase of CSC, GEO sold Youth Services International, Inc., the former juvenile services division of CSC, for $3.75 million, $1.75 million of which was paid in cash and the remaining $2.0 million of which was paid in the form of a promissory note accruing interest at a rate of 6% per annum.

Introduction to
Unaudited Pro Forma Condensed
Consolidated Financial Statements
On November 4, 2005, The GEO Group, Inc. (“GEO”) acquired Correctional Services Corporation (“CSC”), a publicly traded Delaware corporation headquartered in Sarasota, Florida (the “Acquisition”). The following unaudited pro forma condensed consolidated financial statements presents the effect of the Acquisition of CSC by GEO using the purchase method of accounting for the first three quarters of fiscal year 2005 (the “2005 Interim Period”), and for the full fiscal year 2004 (the “2004 Fiscal Year”). The information below with respect to the 2005 Interim Period reflects a period end date of September 30, 2005 and October 2, 2005 for GEO and CSC, respectively. The information below with respect to the 2004 Fiscal Year reflects a period end date of January 2, 2005 and December 31, 2004 for GEO and CSC, respectively. The use of different closing dates is based on each entity having different fiscal year ends.
On September 14, 2005, in connection with the completion of the Acquisition, GEO amended and restated its senior secured credit facility (the “Senior Credit Facility”) to consist of a $75 million, six-year term-loan bearing interest at London Interbank Offered Rate, (“LIBOR”) plus 2.00% (the “Term Loan”), and a $100 million, five-year revolving credit facility bearing interest at LIBOR plus 2.00% (the “Refinancing”). GEO used the proceeds of the Term Loan as well as cash on hand to complete the Acquisition.
On November 4, 2005, following the completion of the Acquisition, GEO, through CSC, sold substantially all of the assets of CSC relating to the business of operating secure and non-secure juvenile facilities (the “Juvenile Business”) to CSC’s former President and Chief Executive Officer. The sale of the Juvenile Business (the “Juvenile Sale”) was structured as the sale by CSC of 100% of the stock of Youth Services International Holdings, Inc. and its wholly owned subsidiaries (collectively, “YSI”). YSI was the primary entity through which CSC formerly operated the Juvenile Business. Prior to the Acquisition, CSC’s consolidated financial statements included the operations of YSI.
The following unaudited pro forma condensed combined balance sheet of GEO presents the combined financial position of GEO as of the end of the 2005 Interim Period, on a pro forma basis, after giving effect to the Acquisition, the Refinancing and the Juvenile Sale as if such transactions had occurred as of October 2, 2005. The following unaudited pro forma condensed combined statements of operations of GEO present the combined results of operations of GEO for the 2005 Interim Period and for the 2004 Fiscal Year, on a pro forma basis, after giving effect to the Acquisition, the Refinancing and the Juvenile Sale as if such transactions had occurred as of the beginning of the 2005 Interim Period and the 2004 Fiscal Year, respectively.
Certain reclassifications have been made to CSC’s historical financial statements to conform to GEO’s historical financial statement presentation. Such reclassifications are based on the estimates and the assumptions and adjustments described in the notes to the unaudited pro forma financial statements.
Under the purchase method of accounting, the total preliminary purchase price paid by GEO for CSC was allocated to the net tangible and intangible assets of CSC acquired in connection with the Acquisition based on their fair values as of the completion of the Acquisition. The estimated fair values of certain assets and liabilities have been determined with the assistance of third party valuation specialists. The preliminary work performed by the third party valuation specialists has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined consolidated financial statements. Management’s estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with

Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. The purchase price allocation has not yet been finalized primarily due to pending valuations of real estate and fixed assets as well as a final actuarial study related to insurance reserves.
The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with (i) the historical consolidated financial statements of GEO, and the accompanying notes thereto, included in GEO’s annual report on Form 10-K/A, filed on August 17, 2005, as of and for the three years ended January 2, 2005, and GEO’s quarterly report on Form 10-Q, filed on November 14, 2005, as of and for the thirteen and thirty-nine weeks ended October 2, 2005, and (ii) the historical consolidated financial statements of CSC, and the accompanying notes thereto, included in CSC’s annual report on Form 10-K, as of and for the year ended December 31, 2004 and the CSC financial report for the nine months ended September 30, 2005, copies of which are attached to this Form 8-K/A.
The unaudited pro forma condensed combined consolidated financial statements are not intended to represent or be indicative of the combined consolidated financial condition or results of operations of GEO that would have been reported had the Acquisition, the Refinancing and the Juvenile Sale been completed as of the dates presented, and should not be taken as representative of the future combined consolidated financial condition or results of GEO. The unaudited pro forma condensed combined consolidated financial statements do not reflect any operating efficiencies and cost savings that GEO may achieve with respect to the Acquisition.

THE GEO GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF OCTOBER 2, 2005
(In thousands, except share data)

					Adjustments for
	Historical		Pro Forma		discontinued	Pro Forma
	GEO	CSC	Adjustments		operations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$97,430	$1,198	$(78,463	)a	$(11)	$20,154
Restricted cash	30,621	8,077			(246)	38,452
Accounts receivable, less allowance for doubtful accounts of $1,131	96,549	32,985			(11,642)	117,892
Deferred income tax asset	12,105	2,850				14,955
Other current assets	16,370	1,915			(25)	18,260
Current assets of discontinued operations	143	—	(2,803	)m	11,924	9,264

Total current assets	253,218	47,025	(81,266)			218,977

Restricted cash	3,807	15,763				19,570
Property and equipment, net	193,502	107,793	1,993	b	(5,600)	297,688
Direct finance lease receivable	40,495	—				40,495
Other non current assets	12,403	12,249	(9,553)	c	(66)	15,033
Deferred income tax asset, net	—	8,631				8,631
Goodwill and other intangible assets	600	679	48,473	d	(679)	49,073
Property held for sale	—	7,177	(1,670	)e	(737)	4,770
Non current assets of discontinued operations	—	—	(7,082	)m	7,082	—

	$504,025	$199,317	$(49,105)		$	$654,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,294	$751	$		$(208)	$22,837
Accrued payroll and related taxes	24,536	4,375	2,795	f	(1,323)	30,383
Accrued expenses	47,753	14,337	2,437	g	(3,664)	60,863
Current portion of deferred revenue	1,941	207	(35)	h	(72)	2,041
Current portion of long-term debt and non-recourse debt	2,576	5,909			(104)	8,381
Current liabilities of discontinued operations	1,355	—			5,371	6,726

Total current liabilities	100,455	25,579	5,197			131,231

Deferred revenue	3,752	7,870	(556	)h		11,066
Deferred tax liability	9,576	—	6,379	i		15,955
Minority interest	1,627	—				1,627
Other non current liabilities	19,233	—				19,233
Long-term debt	219,771	10,520	(7,048	)j	(309)	222,934
Non-recourse debt	40,495	106,698	(4,427	)k		142,766
Long term Liabilities of Discontinued Operations					309	309
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized	—	—				—
Common stock, $.01 par value, 30,000,000 shares authorized, 21,636,530 shares issued and 9,636,530 issued and outstanding	96	114	(114	)l		96
Additional paid-in capital	69,766	82,865	(82,865	)l		69,766
Retained earnings	172,473	(31,338)	31,338	l		172,473
Accumulated other comprehensive loss	(1,339)	—				(1,339)
Treasury stock, 12,000,000 shares	(131,880)	(2,991)	2,991	l		(131,880)

Total shareholders’ equity	109,116	48,650	(48,650)			109,116

	$504,025	$199,317	$(49,105)		$	$654,237

The pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet are as follows:

a.	Adjustments to record the following adjustments to cash and cash equivalents:

To record cash paid for acquisition related costs	$(9,349)
To record cash paid for CSC capital stock	(61,139)
To record cash paid for exercisable stock options of CSC	(927)
To record paydown of assumed debt	(7,048)

Total adjustment to cash	$(78,463)

b.	Adjustment to record the fair value of certain capitalized leases.

c.	Adjustment to eliminate deferred loan costs.

d.	Adjustment to reflect the preliminary estimate of the fair value of amortizable intangible assets of approximately $16.2 million and goodwill of approximately $17.8 million as follows:

	Preliminary	Useful Life
	Fair Value	in Years
Covenant not to compete	$1,470	4
Contract rights	14,700	7-20

Identifiable Intangible	$16,170
Goodwill	32,303

	$48,473

e.	Adjustment to reflect the preliminary estimate of the fair value certain assets held for sale based on a non binding indicative offer from a third party.

f.	Adjustment to record change in control costs and severance payments and an adjustment to the vacation accrual based on the estimated value of future obligations.

g.	Adjustment to record additional reserves for workers’ compensation and general liability insurance reserves based on a preliminary actuarial analysis.

h.	Adjustment to eliminate deferred revenue.

i.	Adjustment to record the deferred tax liability associated with amortizable intangible assets at the statutory rate of 39.45%.

j.	Adjustment to record pay off of revolver as part of transaction.

k.	Adjustment to record the fair market value of long-term debt based on quoted market prices.

l.	Adjustments to eliminate CSC stockholders’ equity.

m.	Adjustment to record the fair market value of asset to be disposed of.

THE GEO GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
OF OPERATIONS
THIRTY-NINE WEEKS ENDED OCTOBER 2, 2005
(In thousands, except per share data)

					Adjustments for	Pro Forma
	Historical	Historical	Pro Forma		Discontinued	Combined
	GEO	CSC	Adjustments		Operations*	Consolidated
Revenues	$454,501	$107,151			$(38,015)	$523,637
Operating expenses	387,032	90,293			(36,929)	440,396
Depreciation and amortization	11,125	3,947	1,007	a,d	(322)	15,757
General and administrative expenses	35,793	7,111			(2,305)	40,599

Operating income	20,551	5,800	(1,007)		1,541	26,885
Interest income	6,888	308			(1)	7,195
Interest expense	(16,094)	(5,150)	(3,831	)b	32	(25,043)
Write off of deferred financing fees from extinguishment of debt	(1,360)					(1,360)
Gain (loss) on sale of fixed assets		29			(1)	28

Income before income taxes, equity in earnings of affiliates, discontinued operations & minority interest	9,985	987	(4,838)		1,571	7,705
Provision (benefit) for income taxes	1,942	479	(1,896	)c	(737)	(212)
Minority interest	(540)					(540)
Equity in earnings of affiliate (net of income tax provision of $41)	(201)					(201)

Income from continuing operations	$7,302	$508	$(2,942)		$2,308	$7,176

Weighted-average common shares outstanding:
Basic	9,553					9,553

Diluted	9,997					9,997

Earnings per common share:
Basic:
Income from continuing operations	$0.77					$0.75

Diluted:
Income from continuing operations	$0.73					$0.72

Notes

a.	Adjustment to reflect the annual amortization of the preliminary estimate of the fair value of amortizable intangible assets of approximately $16.2 million net of lower depreciation expense in d. below as follows:

		Amount of
	Preliminary	nine month	Useful Life
	Fair Value	Amortization	in Years
Covenant not to compete	$1,470	$276	4
Contract rights	14,700	1,029	7-20

Identifiable Intangible	$16,170	$1,305
Goodwill	20,838

	$38,588

b.	Adjustment to record interest expense associated with increased borrowings against the Credit Facility.

			Increase
	Increase	Estimated	(decrease) in
	(decrease)	Annual Interest	nine month
	in	Rate increase	Interest
Dollars in thousands	borrowings	(decrease)	Expense
Credit Facility	$75,000	6.81%	$3,831
Impact of 1/8% increase in interest rate	$75,000	0.125%	$70
Impact of 1/8% decrease in interest rate	$75,000	-0.125%	$(70)

c.	Adjustment to record the income tax effect related to CSC’s results of operations and the pro forma adjustments at 39%.

d.	Adjustment to record difference in depreciation expense due to change in estimated useful life for certain assets of $298 for the thirty-nine weeks ended October 2, 2005.

THE GEO GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
OF OPERATIONS
FISCAL YEAR ENDED JANUARY 2, 2005
(In thousands, except per share data)

					Adjustments for	Pro Forma
	Historical	Historical	Pro Forma		Discontinued	Combined
	GEO	CSC	Adjustments		Operations*	Consolidated
Revenues	$601,608	$133,719			$(57,150)	$678,177
Operating expenses	502,745	116,132			(56,764)	562,113
Depreciation and amortization	14,225	3,589	1,427	a,d	(700)	18,541
General and administrative expenses	45,879	8,452			(8,200)	46,131

Operating income	38,759	5,546	(1,427)		8,514	51,392
Interest income	9,568	222			(0)	9,790
Interest expense	(22,138)	(4,866)	(5,108	)b	38	(32,074)
Write off of deferred financing fees from extinguishment of debt	(317)					(317)
Gain (loss) on sale of fixed assets		(618)			40	(578)

Income before income taxes, equity in earnings of affiliates, discontinued operations & minority interest	25,872	284	(6,535)		8,592	28,213
Provision for income taxes	8,139	381	(2,539	)c		5,981
Minority interest	(710)					(710)

Income from continuing operations	$17,023	$(97)	$(3,996)		$8,592	$21,522

Weighted-average common shares outstanding:
Basic	9,384					9,384

Diluted	9,738					9,738

Earnings per common share:
Basic:
Income from continuing operations	$1.81					$2.29

Diluted:
Income from continuing operations	$1.75					$2.21

Notes

a.	Adjustment to reflect the preliminary estimate of the fair value of amortizable intangible assets of approximately $16.2 million and the resulting increase in annual amortization expense net of lower depreciation expense in d. below as follows:

	Preliminary	Amount of	Useful Life
	Fair Value	Annual Amortization	in Years
Covenant not to compete	$1,470	$368	4
Contract rights	14,700	1,372	7-20

Identifiable Intangible	$16,170	$1,740

Goodwill	20,838

	$38,588

b.	Adjustment to record interest expense associated with increased borrowings against the Senior Credit Facility. In addition, adjustments to reflect savings from a reduction in fees and in the amount of letters of credit outstanding to support insurance reserves and other performance bonds.

	Increase	Estimated	Increase
	(decrease)	Annual Interest	(decrease) in
	in	Rate increase	Annual Interest
Dollars in thousands	borrowings	(decrease)	Expense
Credit Facility	$75,000	6.81%	$5,108
Impact of 1/8% increase in interest rate	$75,000	0.125%	$94
Impact of 1/8% decrease in interest rate	$75,000	-0.125%	$(94)

c.	Adjustment to record the income tax effect related to CSC’s results of operations and the pro forma adjustments at 39%.

d.	Adjustment to record difference in depreciation expense due to change in estimated useful life for certain assets of $312 for year ended January 2, 2005.